Exhibit 10.2

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

LIBERTY RESOURCES MANAGEMENT COMPANY, LLC

LIBERTY RESOURCES BAKKEN OPERATING, LLC

(Liberty)

AND

EMERALD OIL, INC.

EMERALD WB LLC

(Emerald)

AND

LIBERTY RESOURCES II, LLC

(Guarantor)

Dated August 1, 2014

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Defined Terms	Section Reference

Affiliate	1.1
Aggregate Environmental Deductible	5.4
Aggregate Title Deductible	4.2(e)
Agreement	Preamble
Assets	1.1
Burgundy Liabilities	5.6(a)
Burgundy Property Expenses	1.1
Burgundy Remediation Costs	5.6(d)
Burgundy Wellbore Interests	5.6(a)
Business Day	1.1
Cap	14.4(c)
Casualty Loss	8.3(b)
Claim	14.5(b)
Claim Notice	14.5(a)
Closing	12.1
Closing Amount	2.2(c)
Closing Date	12.1
Code	1.1
Condition	1.1
Deductible	14.4(c)
Defect Notice Date	3.1
Defensible Title	4.1(a)
Dispute	1.1
Due Diligence Review	3.1
Due Diligence Period	3.1
Effective Time	1.1
Emerald	Preamble
Emerald Allocated Value	2.3(a)
Emerald Assets	1.1
Emerald Assets Preliminary Adjusted Purchase Price	2.4
Emerald Assets Preliminary Settlement Statement	2.4
Emerald Assets Purchase Price	2.2(b)
Emerald Assignment	12.3(b)
Emerald Assumed Liabilities	14.1
Emerald Capital Expenditures	7.8
Emerald Contracts	1.1
Emerald Disclosed Materials	Article 7
Emerald Hydrocarbons	1.1
Emerald Indemnified Parties	14.4(a)
Emerald Lands	1.1
Emerald Leases	1.1

-v-

Emerald Material Agreements	7.7
Emerald Oil	Preamble
Emerald Records	1.1
Emerald WB	Preamble
Emerald Wells	1.1
Environmental Assessment	3.3(a)(1)
Environmental Defect	1.1
Environmental Defect Notice	5.2
Environmental Defect Property	5.2
Environmental Disputed Matters	5.5
Environmental Laws	1.1
Environmental Liabilities	1.1
Escrow Agent	2.6
Escrow Agreement	2.6
Escrow Amount	1.1
Excluded Assets	1.1
Exclusivity Payment	1.1
Final Emerald Section 1060 Allocation Schedule	2.3(d)
Final Liberty Section 1060 Allocation Schedule	2.3(c)
Final Net Purchase Price	13.1(a)
Final Settlement Date	13.1(a)
Final Settlement Statement	13.1(a)
Force Majeure	1.1
Fundamental Representations	14.6
Governmental Entity	1.1
Hazardous Materials	1.1
Indebtedness	1.1
Indemnified Party	14.5(a)
Indemnifying Party	14.5(a)
Individual Environmental Threshold	5.4
Individual Title Threshold	4.2(e)
Knowledge	1.1
Landowner Release	5.6(c)
Law	1.1
Liberty	Preamble
Liberty Allocated Value	2.3(a)
Liberty Assets	1.1
Liberty Assets Preliminary Settlement Statement	2.4
Liberty Assets Preliminary Adjusted Settlement Statement	2.4
Liberty Assets Purchase Price	2.2(a)
Liberty Assignment	12.3(a)

-vi-

Liberty Assumed Liabilities	14.2
Liberty Bakken	Preamble
Liberty Capital Expenditures	6.7
Liberty Contracts	1.1
Liberty Disclosed Materials	Article 6
Liberty Hydrocarbons	1.1
Liberty Indemnified Parties	14.4(b)
Liberty Lands	1.1
Liberty Leases	1.1
Liberty Management	Preamble
Liberty Material Agreements	6.6
Liberty Records	1.1
Liberty Wells	1.1
Lien	1.1
Losses	1.1
Material Adverse Effect	1.1
NDIC	5.6(b)
Net Acre	1.1
Net Casualty Loss	8.3(b)
Net Revenue Interest	4.1(a)(1)
Notice of Defective Interests	4.2(b)
Obligations	14.1
Party; Parties	Preamble
Permitted Encumbrances	4.1(b)
Person	1.1
Plugging and Abandonment Obligations	1.1
Production Taxes	1.1
Property Expenses	1.1
Proposed Emerald Section 1060 Allocation Schedule	2.3(d)
Proposed Liberty Section 1060 Allocation	2.3(c)
Release	1.1
Retained Obligations	14.3
Remediate; Remediation	1.1
Remediation Costs	1.1
Representatives	1.1
Survival Period	14.6
Taxes	1.1
Tax Proceeding	9.4
Tax Return	1.1
Termination Date	11.1(b)
Term Sheet	1.1
Title Benefit	4.2(g)
Title Benefit Amount	4.2(i)

-vii-

Title Defect	4.2(a)
Title Defect Amount	4.2(d)
Title Defect Property	4.2(b)
Title Disputed Matters	4.3
Transfer Taxes	9.2
Transferee	1.1
Transferee Indemnified Parties	1.1
Transferor	1.1
Transferor Allocated Value	1.1
Transferor Assets	1.1
Transferor Contracts	1.1
Transferor Indemnified Parties	1.1
Transferor Purchase Price	1.1
Transferor Records	1.1
Transferor Well	1.1
Working Interest	4.1(a)(2)

-viii-

List of Exhibits

Exhibit A-1	Liberty Leases
Exhibit A-2	Emerald Leases
Exhibit B-1	Liberty Wells
Exhibit B-2	Emerald Wells
Exhibit C-1	Liberty Surface Agreements
Exhibit C-2	Emerald Surface Agreements
Exhibit D-1	Liberty Material Agreements
Exhibit D-2	Emerald Material Agreements
Exhibit E-1	Form of Assignment, Bill of Sale and Conveyance (Liberty Assets)
Exhibit E-2	Form of Assignment, Bill of Sale and Conveyance (Emerald Assets)
Exhibit F-1	Form of Assignment and Assumption Agreement (Liberty Contracts)
Exhibit F-2	Form of Assignment and Assumption Agreement (Emerald Contracts)
Exhibit G	Affidavit of Non-Foreign Status

List of Schedules

Schedule 1.1(a)	Emerald’s Knowledge Representatives
Schedule 1.1(b)	Liberty’s Knowledge Representatives
Schedule 1.1(c)	Excluded Assets
Schedule 2.3(c)	Final Liberty Section 1060 Allocation Schedule
Schedule 2.3(d)	Final Emerald Section 1060 Allocation Schedule
Schedule 2.4(a)	Liberty Assets Preliminary Settlement Statement
Schedule 2.4(b)	Emerald Assets Preliminary Settlement Statement
Schedule 4.4	Preferential Rights and Consents
Schedule 6.5	Pending or Threatened Litigation
Schedule 6.7	Liberty Capital Expenditures
Schedule 6.9	Audits
Schedule 6.13	Well Status
Schedule 6.14	Calls on Production
Schedule 7.5	Pending or Threatened Litigation
Schedule 7.8	Emerald Capital Expenditures
Schedule 7.10	Audits
Schedule 7.14	Well Status
Schedule 7.15	Calls on Production
Schedule 8.1(b)	Existing Drilling Plan

-ix-

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of this 1st day of August, 2014, is entered into by and between Liberty Resources Management Company, LLC, a Delaware limited liability company (“Liberty Management”) and Liberty Resources Bakken Operating, LLC, a Delaware limited liability company (“Liberty Bakken” and together with Liberty Management, “Liberty”), and Emerald Oil, Inc., a Delaware corporation (“Emerald Oil”) and Emerald WB LLC, a Colorado limited liability company (“Emerald WB” and together with Emerald Oil, “Emerald”), and Liberty Resources II, LLC, a Delaware limited liability company (“Liberty Resources”), as guarantor. Each of the foregoing entities are collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Liberty Bakken desires to sell and Emerald desires to purchase Liberty’s interest in the Liberty Assets (as defined below) upon the terms and conditions set forth in this Agreement; and

WHEREAS, Emerald desires to sell and Liberty Bakken desires to purchase Emerald’s interest in the Emerald Assets (as defined below) upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENTS

ARTICLE 1

DEFINITIONS AND REFERENCES

1.1           Certain Defined Terms. In addition to the terms defined elsewhere herein, the following terms will have the respective meanings assigned to them in this Section 1.1 when used in this Agreement with initial capital letters:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Assets” means the Liberty Assets or Emerald Assets, as applicable.

“Burgundy Property Expenses” is defined in the definition of “Property Expenses.”

“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in Denver, Colorado, or New York, New York, are authorized or required by applicable Law to be closed for business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Condition” means any circumstance, status or defect that requires Remediation to comply with Environmental Laws.

“Dispute” means any dispute, claim or controversy of any kind or nature related to, arising under, or connected with this Agreement (including disputes as to the creation, validity, interpretation, breach or termination of this Agreement).

“Effective Time” means May 1, 2014, at 7:00 a.m. Mountain Time.

“Emerald Assets” means all of Emerald’s right, title, and interest, whether present, contingent, or reversionary, in and to the following, but not including the Excluded Assets:

(a)          all oil and gas leases specifically described in Exhibit A-2, together with all amendments, renewals, extensions, top leases, and ratifications thereof (collectively, the “Emerald Leases”);

(b)          the lands covered by the Emerald Leases or pooled or unitized therewith (the “Emerald Lands”);

(c)          the oil, gas, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof that may be produced from under the Emerald Leases or the Emerald Lands (the “Emerald Hydrocarbons”);

(d)          all oil, gas, water or injection wells located on or associated with the Emerald Lands, whether producing, shut-in, or temporarily abandoned, including the wells described in Exhibit B-2 (the “Emerald Wells”), together with all of the personal property, equipment, fixtures and improvements used in connection therewith;

(e)          the unitization, pooling and communitization agreements, declarations, spacing orders, and the pools, units, or spacing units created thereby, in each case, relating to the properties and interests described in Clauses (a) through (d) and to the production of Emerald Hydrocarbons, if any, attributable to said properties and interests, and the force-pooled and non-consent interests associated therewith;

(f)          all equipment, machinery, fixtures and other tangible personal property and improvements located on or used or held for use solely in connection with the operation of the interests described in Clauses (a) through (e) including any tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, platforms, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities;

(g)          all surface leases, permits, rights-of-way, licenses, easements and other surface rights agreements used in connection with the production, gathering, treatment, processing, storage, sale or disposal of Emerald Hydrocarbons or produced water from the interests described in Clauses (a) through (f), including those described on Exhibit C-2, but excluding, in all such instances, any items the transfer of which is prohibited by applicable Law;

(h)          all existing contracts and effective sales and purchase contracts, operating agreements, exploration agreements, development agreements, balancing agreements, farmout agreements, service agreements, transportation, processing, treatment or gathering agreements, equipment leases and other contracts, agreements and instruments, insofar as they are listed on Exhibit D-2 and directly relate to the properties and interests described in Clauses (a) through (g) and not to other properties of Emerald or Emerald’s corporate overhead, but excluding any contracts, agreements and instruments the transfer of which is prohibited by applicable Law (collectively, the “Emerald Contracts”); and

(i)          to the extent transferable without payment of additional consideration, originals, to the extent available, or copies of all the files, records, and data relating primarily to the items described in Clauses (a) through (h) above, which records shall include, without limitation: lease records; well records; division order records; well files; title records (including abstracts of title, title opinions and memoranda, and title curative documents); engineering records; geological and geophysical data (including seismic data) and all technical evaluations, interpretive data and technical data and information relating primarily to the properties and interests described in Clauses (a) through (h); correspondence; electronic data files (if any); maps; production records; electric logs; core data; pressure data; decline curves and graphical production curves; reserve reports; appraisals and accounting records (collectively, the “Emerald Records”).

“Environmental Defect” means a Condition in, on, under or relating to the air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments of, or at, a particular Transferor Asset, including, without limitation, the presence of Hazardous Materials, but excluding any Plugging and Abandonment Obligations (which shall not constitute an Environmental Defect).

“Environmental Laws” means all federal, tribal, state, local or foreign law (including common law), statute, rule, regulation, requirement, ordinance and any writ, decree, bond, authorization, approval, license, permit, registration, binding criteria, standard, consent decree, settlement agreement, judgment, order, directive or binding policy issued by or entered into with a Governmental Entity pertaining or relating to: (a) pollution or pollution control, including, without limitation, storm water regulation; (b) protection of human health and the environment from the Release of Hazardous Materials; and/or (c) the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, or Release or threat of Release of Hazardous Materials. “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.; the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; the National Historic Preservation Act, 16 U.S.C. §470 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the National Environmental Policy Act, 42 U.S.C. § 4321 et. seq. and the regulations and orders respectively promulgated thereunder, each as amended, or any equivalent or analogous state or local statutes, laws or ordinances, any regulation promulgated thereunder and any amendments or reauthorizations thereof or thereto.

“Environmental Liabilities” means all Losses (including any civil fines, penalties, Remediation Costs, any personal injury, illness or death, any damage to, destruction or loss of property, and any damage to natural resources (including soil, air, surface water or groundwater) and expenses for the modification, repair or replacement of facilities on the Lands) brought or assessed by any and all Persons, including any Governmental Entity, to the extent any of the foregoing directly or indirectly involves any Condition relating to the Assets, including Plugging and Abandonment Obligations, the presence, disposal or release of any Hazardous Material of any kind in, on or under the Assets, created or attributable to any period of time, whether before or after Transferor acquired ownership of the Assets, including any period of time prior to or after the Effective Time, but not including any Losses relating to offsite disposal of Hazardous Materials by Transferor or its Affiliates prior to the Effective Time.

“Escrow Amount” means the sum of (i) the aggregate Title Escrow Amounts, if any, and (ii) the aggregate Environmental Escrow Amounts, if any.

“Excluded Assets” means, with respect to either Liberty or Emerald, (a) (i) all corporate, financial, income, Tax and legal records of such Party that relate to such Party’s business generally (whether or not relating to the Assets) and (ii) all books, records and files that relate to the Excluded Assets or this Agreement and the transactions contemplated hereby; (b) (i) equipment, inventory, machinery, fixtures and other tangible personal property and improvements that are leased by such Party or located at or used in connection with any field office or yard of such Party that are not used solely in connection with the Assets, (ii) any computers and related peripheral equipment that are not located on the Assets, and (iii) communications equipment that is not located on the Assets and not used solely in connection with the Assets; (c) all rights to any refunds for Taxes or other costs or expenses borne by such Party or such Party’s predecessors in interest and title attributable to periods prior to the Effective Time in accordance with the principles of Section 9.1; (d) such Party’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of such Party’s business generally; (e) all geophysical and other seismic and related technical data and information that is not transferrable without the payment of a fee or other penalty or is otherwise not transferrable pursuant to a third party agreement or applicable Law; (f) all data that cannot be disclosed to by a Party to the other Party as a result of confidentiality arrangements under agreements with third parties; (g) all trade credits, account receivables, note receivables, take or pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time; (h) any refunds due to either Party by a third party for any overpayment of rentals, royalties, excess royalty interests or production payments attributable to the Assets with respect to any period of time prior to the Effective Time; (i) any causes of action, claims, rights, indemnities or defenses with respect to the Assets, whether arising before or after the Effective Time, that relate to any indemnification obligation of either Party hereunder as more fully described in Article 14 below; (j) all rights and interests of either Party (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond and (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omission or events, or damage to or destruction of property prior to the Effective Time; (k) the assets listed on Schedule 1.1(c); and (l) until the conditions set forth in Section 5.6 are met, the Burgundy Wellbore Interests.

“Exclusivity Payment” means the exclusivity payment of $1,000,000 paid by Emerald to Liberty pursuant to the terms of the Term Sheet.

“Force Majeure” means acts of terrorism, fire, explosion, earthquake, storm, flood, freezing of wells or pipelines, delays in obtaining rights-of-way, shutting-in facilities for repair or maintenance, strike, lock out, activities of a combination of workmen or other labor difficulties, wars, insurrection, riot, Law, act, order, export or import control regulations, proclamation, decree, regulation, ordinance, or instructions of a Governmental Entity, judgment or decree of a court of competent jurisdiction or any other cause not reasonably within the control of the party claiming force majeure.

“Governmental Entity” means any national, state, local, native, or tribal government or any subdivision, agency, court, commission, department, board, bureau, regulatory authority or other division or instrumentality thereof.

“Hazardous Materials” means, without limitation, any waste, substance, product, or other material (whether solid, liquid, gas or mixed), which is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, pollutant, contaminant, radioactive material, oil, or petroleum waste under any Environmental Law.

“Indebtedness” means, without duplication, with respect to the Emerald Assets or the Liberty Assets, the outstanding principal amount of, accrued and unpaid interest on, discounts and fees on, and any other payment obligations relating to the Emerald Assets or the Liberty Assets, as applicable, existing under any and all of the following, whether or not contingent: (i) indebtedness for borrowed money and (ii) obligations evidenced by notes, bonds, debentures or any other contractual arrangements, including any guarantees or other commitments or obligations by which Emerald or Liberty, as applicable, assures a creditor against loss.

“Knowledge” means, with respect to Emerald, the actual knowledge of Emerald’s representatives listed on Schedule 1.1(a) and with respect to Liberty, the actual knowledge of Liberty’s representatives listed on Schedule 1.1(b).

“Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity.

“Liberty Assets” means all of Liberty’s right, title, and interest, whether present, contingent, or reversionary, in and to the following, but not including the Excluded Assets:

(a)          all oil and gas leases specifically described in Exhibit A-1, together with all amendments, renewals, extensions, top leases, and ratifications thereof (collectively, the “Liberty Leases”);

(b)          the lands covered by the Liberty Leases or pooled or unitized therewith (the “Liberty Lands”);

(c)          the oil, gas, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof that may be produced from under the Liberty Leases or the Liberty Lands (the “Liberty Hydrocarbons”);

(d)          all oil, gas, water or injection wells located on or associated with the Liberty Lands, whether producing, shut-in, or temporarily abandoned, including the wells described in Exhibit B-1 (the “Liberty Wells”), together with all of the personal property, equipment, fixtures and improvements used in connection therewith;

(e)          the unitization, pooling and communitization agreements, declarations, spacing orders, and the pools, units, or spacing units created thereby, in each case, relating to the properties and interests described in Clauses (a) through (d) and to the production of Liberty Hydrocarbons, if any, attributable to said properties and interests, and the force-pooled and non-consent interests associated therewith;

(f)          all equipment, machinery, fixtures and other tangible personal property and improvements located on or used or held for use solely in connection with the operation of the interests described in Clauses (a) through (e) including any tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, platforms, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities;

(g)          all surface leases, permits, rights-of-way, licenses, easements and other surface rights agreements used in connection with the production, gathering, treatment, processing, storage, sale or disposal of Liberty Hydrocarbons or produced water from the interests described in Clauses (a) through (f) including those described on Exhibit C-1, but excluding, in all such instances, any items the transfer of which is prohibited by applicable Law;

(h)          all existing contracts and effective sales and purchase contracts, operating agreements, exploration agreements, development agreements, balancing agreements, farmout agreements, service agreements, transportation, processing, treatment or gathering agreements, equipment leases and other contracts, agreements and instruments, insofar as they are listed on Exhibit D-1 and directly relate to the properties and interests described in Clauses (a) through (g) and not to other properties of Liberty or Liberty’s corporate overhead, but excluding any contracts, agreements and instruments the transfer of which is prohibited by applicable Law (collectively, the “Liberty Contracts”); and

(i)          to the extent transferable without payment of additional consideration, originals, to the extent available, or copies of all the files, records, and data relating primarily to the items described in Clauses (a) through (h) above, which records shall include, without limitation: lease records; well records; division order records; well files; title records (including abstracts of title, title opinions and memoranda, and title curative documents); engineering records; geological and geophysical data (including seismic data) and all technical evaluations, interpretive data and technical data and information relating primarily to the properties and interests described in Clauses (a) through (h); correspondence; electronic data files (if any); maps; production records; electric logs; core data; pressure data; decline curves and graphical production curves; reserve reports; appraisals and accounting records (collectively, the “Liberty Records”).

“Lien” means any of the following: mortgage, lien (statutory or other), other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any easement, exception, reservation or limitation, right of way, and the like), conditional sale, title retention, voting agreement or other similar agreement, arrangement, device or restriction, preemptive or similar right, the filing of any financial statement under the Uniform Commercial Code or comparable Law of any jurisdiction, or any option, equity, claim or right of or obligation to any other Person of whatever kind and character; provided, however, that the term “Lien” shall not include any of the foregoing to the extent created by this Agreement.

“Losses” means any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding, however, (x) any special, consequential, punitive or exemplary damages, diminution of value of any Transferor Assets, loss of profits incurred by a Party or loss incurred as a result of the indemnified party indemnifying a third party and (y) any increase in liability, loss, cost, expense, claim, award or judgment to the extent such increase is caused by the actions or omissions of any indemnified party after the Closing Date.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences), that is (i) materially adverse to the ownership, operations or value of the applicable Party’s Assets, or (ii) materially adverse to the ability of the applicable Party to consummate the transactions contemplated by this Agreement on a timely basis; provided, however, that no state of facts, change, event, effect or occurrence arising or related to any of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a “Material Adverse Effect”: (a) national or international business, economic or political conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its respective territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America; (b) events affecting the financial, banking or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (c) conditions (or changes in such conditions) generally affecting the oil and gas industry or the natural gas liquids industry in any area or areas where the Assets are located; (d) increases in energy, electricity, natural gas, oil, or other raw materials or operating costs; (e) changes in generally accepted accounting principles or Law; (f) the taking of any action required by this Agreement; (g) changes as a result of the negotiation, announcement, pendency or performance of this Agreement, including by reason of the identity of the Parties or any communication by either Party or any of their respective Affiliates of their plans or intentions regarding the operation of the applicable Assets; (h) any actions taken or omitted to be taken by or at the request or with the written consent of a Party; (i) any event of Force Majeure; (j) changes in oil or natural gas prices, including changes in price differentials; (k) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 11; or (l) changes resulting from the performance of the covenants set forth in Section 8.1 hereof (solely to the extent that such changes are a result of a Party’s refusal to give its written approval to the other Party’s written request to take any action restricted therein).

“Net Acre” means, as computed separately with respect to each Transferor Lease, the (x) lessor’s percentage interest in the leasehold estate created by the Transferor Lease multiplied by (y) the number of gross acres covered by the Transferor Lease multiplied by (z) the Transferor’s Working Interest in such Lease.

“Person” means any individual or entity, including, without limitation, any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Entity.

“Plugging and Abandonment Obligations” means any and all responsibility and liability for the following, arising out of or relating to the Transferor Assets, whether before, on, or after the Effective Time: (a) the necessary and proper plugging, replugging, and abandonment of all Transferor Wells; (b) the necessary and proper removal, abandonment, and disposal of all structures, pipelines, equipment, operating inventory, abandoned property, trash, refuse, and junk located on or comprising part of the Transferor Assets; (c) the necessary and proper capping and burying of all associated flow lines located on or comprising part of the Transferor Assets; and (d) the necessary and proper restoration of the surface and subsurface to the condition required by applicable Laws, permits, orders, and contracts, except for interim reclamation previously required to be performed under any Environmental Law.

“Production Taxes” means all ad valorem, property, production, excise, net proceeds, severance, windfall profit and all other Taxes and similar obligations assessed against the Emerald Assets or the Liberty Assets, as applicable, or based upon or measured by the ownership of the Emerald Assets or the Liberty Assets, as applicable, or the production of Hydrocarbons or the receipt of proceeds therefrom, provided that Production Taxes shall not include income, franchise, or margin Taxes, and Transfer Taxes, but shall include any interest, penalties, additions to tax and fines assessed or due in respect of any Production Taxes, whether disputed or not.

“Property Expenses” means all (i) capital expenses (including all capital expenditures permitted by Section 8.1(a) and bonuses, broker fees, and other lease acquisition costs, costs of drilling and completing wells and costs of acquiring equipment), Production Taxes (as apportioned as of the Effective Time pursuant to Article 9) and operating and production expenses (including costs of insurance, rentals, shut-in payments and royalty payments; title examination and curative actions; and gathering, processing and transportation costs in respect of Hydrocarbons produced from the Assets), incurred in the ownership, development and operation of the Assets in the ordinary course of business, (ii) general and administrative costs with respect to the Assets and (iii) overhead costs charged to the Assets under the applicable operating agreement; provided however, that with respect to the Emerald Assets, (1) the Burgundy Remediation Costs shall not constitute Property Expenses, and (2) the aggregate Property Expenses related to the Burgundy Wellbore Interests (the “Burgundy Property Expenses”) shall not exceed $5,000,000, regardless of the actual amount incurred by Emerald in excess of that threshold.

“Release” means any “release” or “disposal” as defined by or under any Environmental Law.

“Remediation” or “Remediate” means investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment, cleanup, reporting, or permitting of (a) any Release of Hazardous Materials or other similar actions as required by any applicable Environmental Law from soil, land surface, groundwater, sediment, surface water, or subsurface strata or otherwise or (b) any failure of Transferor to operate the Transferor’s Assets in compliance with all applicable Environmental Laws where such noncompliance would have, individually or in the aggregate, a Material Adverse Effect.

“Remediation Costs” means all costs to Remediate an Environmental Defect to the extent required to bring an Environmental Defect Property into compliance with all applicable Environmental Laws, including the costs of any fines, penalties, judgments, or similar amounts assessed or alleged against Transferor.

“Representatives” means each Party’s stockholders, members, managers, officers, directors, employees, agents, and representatives.

“Taxes” means any taxes and assessments imposed by any Governmental Entity, including net income, gross income, profits, gross receipts, license, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, fuel, excess profits, windfall profit, severance, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, and “Tax” means any one of these.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Term Sheet” means the Term Sheet dated July 11, 2014 entered into between Liberty and Emerald.

“Transferee” means Emerald with respect to Liberty’s conveyance of the Liberty Assets to Emerald, and Liberty, with respect to Emerald’s conveyance of the Emerald Assets to Liberty.

“Transferee Indemnified Parties” means the Transferee, its affiliates, and its and their Representatives.

“Transferor” means Emerald, with respect to Emerald’s conveyance of the Emerald Assets to Liberty, and Liberty, with respect to Liberty’s conveyance of the Liberty Assets to Emerald.

“Transferor Allocated Value” means the Emerald Allocated Value if Emerald is the Transferor or the Liberty Allocated Value if Liberty is the Transferor.

“Transferor Assets” means the Emerald Assets if Emerald is the Transferor or the Liberty Assets if Liberty is the Transferor.

“Transferor Contracts” means the Emerald Contracts if Emerald is the Transferor or the Liberty Contracts if Liberty is the Transferor.

“Transferor Indemnified Parties” means the Transferor, its affiliates, and its and their Representatives.

“Transferor Purchase Price” means the Emerald Assets Purchase Price if Emerald is the Transferor or the Liberty Assets Purchase Price if Liberty is the Transferor.

“Transferor Records” means the Emerald Records if Emerald is the Transferor or the Liberty Records if Liberty is the Transferor.

“Transferor Well” means the Emerald Wells if Emerald is the Transferor or the Liberty Wells if Liberty is the Transferor.

1.2          References and Construction.

(a)          When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article, Section, Exhibit or Schedules to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) ”or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the words “herein,” “hereof,” “hereby,” “hereunder” and words of similar nature refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited, and (iv) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require.

(b)          The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1          Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, (i) Emerald agrees to purchase from Liberty and Liberty agrees to sell, assign and deliver to Emerald all of Liberty’s right, title and interest in the Liberty Assets, and (ii) Liberty agrees to purchase from Emerald and Emerald agrees to sell, assign and deliver to Liberty all of Emerald’s right, title and interest in the Emerald Assets, in each case, for the consideration specified in this Article 2.

2.2          Consideration.

(a)          Subject to the terms and conditions of this Agreement, at the Closing, as consideration for the purchase of the Liberty Assets, Emerald shall assume and agree to discharge the Emerald Assumed Liabilities and pay to Liberty the sum of $109,031,314 in immediately available funds (the “Liberty Assets Purchase Price”), as adjusted pursuant to Section 2.4.

(b)          Subject to the terms and conditions of this Agreement, at the Closing, as consideration for the purchase of the Emerald Assets, Liberty shall assume and agree to discharge the Liberty Assumed Liabilities and pay to Emerald the sum of $30,589,000 in immediately available funds (the “Emerald Assets Purchase Price”) as adjusted pursuant to Section 2.4.

(c)          At Closing, Emerald shall pay to Liberty in immediately available funds to an account designated by Liberty an amount equal to the Emerald Assets Preliminary Adjusted Purchase Price, less the Liberty Assets Preliminary Adjusted Purchase Price, less the Exclusivity Payment (such amount being referred to as the “Closing Amount”).

(d)          After Closing, final adjustments to the Emerald Assets Preliminary Adjusted Purchase Price and the Liberty Assets Preliminary Adjusted Purchase Price shall be made pursuant to the Final Settlement Statement to be delivered pursuant to Section 13.1(a) and payments made by Emerald or Liberty as provided in Section 13.1(a).

2.3          Allocation of the Purchase Price.

(a)          For purposes of adjusting the Emerald Assets Purchase Price or the Liberty Assets Purchase Price due to the existence of any title matters under Article 4 or environmental matters under Article 5, (1) Emerald has allocated the Liberty Assets Purchase Price among the Liberty Leases and Liberty Wells in the amounts set forth on Exhibit A-1 and Exhibit B-1, as applicable; and (2) Liberty has allocated the Emerald Assets Purchase Price among the Emerald Leases and Emerald Wells in the amounts set forth on Exhibit A-2 and Exhibit B-2, as applicable. The value allocated to each Emerald Asset is the “Emerald Allocated Value,” and the value allocated to each Liberty Asset is the “Liberty Allocated Value.”

(b)          Emerald and Liberty have agreed on the Allocated Values for the Assets, but neither Emerald nor Liberty otherwise makes any representation or warranty as to the accuracy of such values.

(c)          Liberty shall prepare an allocation of the Liberty Assets Purchase Price on a schedule (the “Proposed Liberty Section 1060 Allocation Schedule”) for purposes of, and in accordance with, Section 1060 of the Code and the regulations promulgated thereunder within thirty (30) days after the Final Settlement Date. Emerald shall notify Liberty in writing of any objections to the Proposed Liberty Section 1060 Allocation Schedule within fifteen (15) days of receipt thereof and if, within thirty (30) days after delivery of notice of such objection, Emerald and Liberty cannot agree to a final allocation schedule to be used for income Tax reporting purposes, Emerald and Liberty shall submit the Disputed matters to binding arbitration pursuant to Section 15.13 to finally determine the proper allocation of the Liberty Assets Purchase Price for purposes of Section 1060 of the Code, and shall request that the arbitrator issue a final allocation schedule (the “Final Liberty Section 1060 Allocation Schedule”) within thirty (30) days of the submission of the Dispute. Liberty and Emerald agree that the allocation of the Liberty Assets Purchase Price as set forth on the Final Liberty Section 1060 Allocation Schedule shall be used by Liberty and Emerald as the basis for reporting asset values and other items for purposes of all federal, state and local Tax Returns, including without limitation Internal Revenue Service Form 8594. Liberty and Emerald further agree that each will take no position inconsistent with such allocations on any applicable Tax Return, in any audit or proceeding before any Governmental Entity related to Taxes, in any report made for Tax, financial accounting or any other purpose, or otherwise. In the event that the allocation described herein is disputed by any Governmental Entity, the Party receiving notice of the dispute shall promptly notify the other Party concerning resolution of the dispute.

(d)          Emerald shall prepare an allocation of the Emerald Assets Purchase Price on a schedule (the “Proposed Emerald Section 1060 Allocation Schedule”) for purposes of, and in accordance with, Section 1060 of the Code and the regulations promulgated thereunder within thirty (30) days after the Final Settlement Date. Liberty shall notify Emerald in writing of any objections to the Proposed Emerald Section 1060 Allocation Schedule within fifteen (15) days of receipt thereof and if, within thirty (30) days after delivery of notice of such objection, Liberty and Emerald cannot agree to a final allocation schedule to be used for income Tax reporting purposes, Liberty and Emerald shall submit the Disputed matters to binding arbitration pursuant to Section 15.13 to finally determine the proper allocation of the Emerald Assets Purchase Price for purposes of Section 1060 of the Code, and shall request that the arbitrator issue a final allocation schedule (the “Final Emerald Section 1060 Allocation Schedule”) within thirty (30) days of the submission of the Dispute. Emerald and Liberty agree that the allocation of the Emerald Assets Purchase Price as set forth on the Final Emerald Section 1060 Allocation Schedule shall be used by Emerald and Liberty as the basis for reporting asset values and other items for purposes of all federal, state and local Tax Returns, including without limitation Internal Revenue Service Form 8594. Emerald and Liberty further agree that each will take no position inconsistent with such allocations on any applicable Tax Return, in any audit or proceeding before any Governmental Entity related to Taxes, in any report made for Tax, financial accounting or any other purpose, or otherwise. In the event that the allocation described herein is disputed by any Governmental Entity, the Party receiving notice of the dispute shall promptly notify the other Party concerning resolution of the dispute.

2.4          Adjustments to Purchase Price and Preliminary Settlement Statement. The Liberty Assets Purchase Price and the Emerald Assets Purchase Price shall be adjusted according to this Section 2.4, without duplication. Such adjustment shall be set out in (i) the “Liberty Assets Preliminary Settlement Statement” that shall be delivered by Liberty to Emerald at least three (3) Business Days prior to Closing, or (ii) the “Emerald Assets Preliminary Settlement Statement” that shall be delivered by Emerald to Liberty at least three (3) Business Days prior to Closing. The Liberty Assets Purchase Price, as adjusted pursuant to this Section 2.4, is referred to as the “Liberty Assets Preliminary Adjusted Purchase Price” and the Emerald Assets Purchase Price, as adjusted pursuant to this Section 2.4, is referred to as the “Emerald Assets Preliminary Adjusted Purchase Price”. No adjustment to the Emerald Assets Purchase Price shall be made with respect to the Burgundy Wellbore Interests or the Burgundy Property Expenses unless and until the conditions in Section 5.6 are satisfied and the Burgundy Wellbore Interests are conveyed to Liberty.

(a)         Upward Adjustments. The Liberty Assets Purchase Price and the Emerald Assets Purchase Price, as applicable, shall be adjusted upward by the following:

(1)         (i) With respect to the Liberty Assets Purchase Price, the proceeds received by Emerald, net of royalties, overriding royalties, profit payments and similar burdens, from the sale of any Hydrocarbons that were produced from the Liberty Assets prior to the Effective Time, and (ii) with respect to the Emerald Assets Purchase Price, the proceeds received by Liberty, net of royalties, overriding royalties, profit payments and similar burdens, from the sale of any Hydrocarbons that were produced from the Emerald Assets prior to the Effective Time;

(2)         (i) With respect to the Liberty Assets Purchase Price, an amount equal to all Property Expenses attributable to the Liberty Assets from and after the Effective Time that were paid by Liberty (all to be apportioned as of the Effective Time except as otherwise provided), and (ii) with respect to the Emerald Assets Purchase Price, an amount equal to all Property Expenses attributable to the Emerald Assets from and after the Effective Time that were paid by Emerald (all to be apportioned as of the Effective Time except as otherwise provided);

(3)         With respect to the Liberty Assets Purchase Price, the Transfer Taxes paid by Liberty with respect to the transactions contemplated by this Agreement;

(4)         With respect to the Emerald Assets Purchase Price, the Transfer Taxes paid by Emerald with respect to the transactions contemplated by this Agreement;

(5)         (i) With respect to the Liberty Assets Purchase Price, an amount equal to the unbilled costs, as of the date hereof, for the joint interest billings paid by Liberty on behalf of third party working interest owners in the Leases, Wells or Units that are contained within the Liberty Assets, and (ii) with respect to the Emerald Assets Purchase Price, an amount equal to the unbilled cost, as of the date hereof, for the joint interest billings paid by Emerald on behalf of third party working interest owners in the Leases, Wells or Units that are contained within the Emerald Assets;

(6)         an amount equal to the aggregate of the Title Benefit Amounts with respect to any Title Benefits; and

(7)         Any other amount agreed to by Emerald and Liberty.

(b)         Downward Adjustments. The Liberty Assets Purchase Price and the Emerald Assets Purchase Price, as applicable, shall be adjusted downward by the following:

(1)         An amount equal to the Title Defect Amounts for all Title Defect Properties to be delivered at Closing under Section 4.2(c)(1);

(2)         An amount equal to the Remediation Costs for all Environmental Defect Properties, which downward adjustment shall be made at Closing under Section 5.3(a);

(3)         An amount equal to the Allocated Values of all Transferor Assets excluded from this transaction under Sections 4.2(c)(2) and 5.3(b);

(4)         The Allocated Value of those Assets not conveyed at Closing due to the failure to obtain a Material Consent in accordance with Section 4.4(a), or the exercise of any preferential rights to purchase in accordance with Section 4.4(b);

(5)         (i) With respect to the Liberty Assets Purchase Price, any proceeds of Hydrocarbons produced from and after the Effective Time, net of royalties, overriding royalties, net profit payments and similar burdens and Production Taxes, received by Liberty between the Effective Time and Closing relating to the Liberty Assets, and (ii) with respect to the Emerald Assets Purchase Price, any proceeds of Hydrocarbons produced from and after the Effective Time, net of royalties, overriding royalties, net profit payments and similar burdens and Production Taxes, received by Emerald between the Effective Time and Closing relating to the Emerald Assets;

(6)         (i) With respect to the Liberty Assets Purchase Price, an amount equal to the revenue held in suspense by Liberty, as of the date hereof, for royalties, overriding royalties and similar leasehold burdens, and (ii) with respect to the Emerald Assets Purchase Price, an amount equal to the revenue held in suspense by Emerald, as of the date hereof, for royalties, overriding royalties and similar leasehold burdens; and

(7)         Any other amount agreed to by Emerald and Liberty.

2.5          Proration of Costs and Revenues.

(a)          For purposes of determining the amounts of the adjustments to the Liberty Assets Purchase Price and Emerald Assets Purchase Price provided for in Section 2.4, the principles set forth in this Section 2.5(a) shall apply. Transferee shall be entitled to all production of Hydrocarbons from or attributable to the Leases, Lands, and Wells relating to those Assets of the Transferor at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to such Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses relating to those Assets of the Transferor incurred at and after the Effective Time. Transferor shall be entitled to all Hydrocarbon production from or attributable to Leases, Lands, and Wells relating to those Assets of the Transferee prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to such Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses relating to those Assets of the Transferor incurred prior to the Effective Time. “Earned” and “incurred”, as used in the Agreement shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society standards, and expenditures that are incurred pursuant to an operating agreement, unit agreement or similar agreement shall be deemed incurred when expended by the operator of the applicable Lease, Land or Well, in accordance with the applicable Transferor’s then current practice. For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.5(a), (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Lands, and Wells when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the initial point of entry into the pipelines through which they are transported from the field, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Lands, and Wells when they pass through the royalty measurement meters, delivery point sales meters or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well). Transferor shall utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available.

(b)          Should Transferee receive after Closing any proceeds, income or other amounts to which Transferor is entitled under Section 2.5(a), Transferee shall fully disclose, account for and promptly remit the same to Transferor. If, after Closing, Transferor receives any proceeds, income or other amounts to which Transferor is not entitled pursuant to Section 2.5(a), Transferor shall fully disclose, account for, and promptly remit the same to Transferee.

(c)          Should Transferee pay after Closing any Property Expenses for which Transferor is responsible under Section 2.5(a), Transferor shall reimburse Transferee promptly after receipt of an invoice with respect to such Property Expenses, accompanied by copies of the relevant vendor or other invoice and proof of payment. Should Transferor pay after Closing any Property Expenses for which Transferor is not responsible under Section 2.5(a), Transferee shall reimburse Transferor promptly after receipt of an invoice with respect to such Property Expenses, accompanied by copies of relevant vendor or other invoice and proof of payment.

(d)          After Closing, Transferee shall handle all joint interest audits and other audits of Property Expenses covering the period for which Transferor is in whole or in part responsible under Section 2.5(a), provided that Transferee shall not agree to any adjustments to previously assessed costs for which Transferor is liable without the prior written consent of Transferor. Transferee shall provide Transferor with a copy of all applicable audit reports and written audit agreements received by Transferee and relating to periods for which Transferor is wholly or partially responsible.

2.6           Escrow Amount. The Escrow Amount, from time to time, together with the interest earned thereon, shall be deposited and held in an escrow account and paid out by an “Escrow Agent” in accordance with the provisions of this Section 2.6 and an escrow agreement to be agreed upon by the Parties (the “Escrow Agreement”) if such Escrow Agreement is necessary under Articles 4 or 5 upon final resolution of any Title Disputed Matters or any Environmental Disputed Matters in accordance with Articles 4 and 5, respectively, and which Escrow Agreement will require the joint written instruction of the Parties to the Escrow Agreement for any distributions. The full amount of any Escrow Amount held under the Escrow Agreement shall be released upon final resolution of the Title Disputed Matter or any Environmental Disputed Matter underlying such Escrow Amount in accordance with Articles 4 and 5, respectively.

ARTICLE 3

Due Diligence Review

3.1           Due Diligence Review. Each of Liberty and Emerald will make their respective Records and Assets available to the other Party and its Representatives for inspection and review, at Transferee’s sole cost, to permit Transferee to perform its due diligence (“Due Diligence Review”) pursuant to the terms and conditions of Sections 3.2 and 3.3, respectively. The notices pertaining to the Due Diligence Review for the Notice of Defective Interest (as defined in Section 4.2(b)) and the Environmental Defect Notice (as defined in Section 5.2) must be received by Transferor no later than 5:00 p.m. Mountain Time on August 22, 2014 (the “Defect Notice Date”). Each of Liberty and Emerald shall be entitled to conduct its Due Diligence Review until the Defect Notice Date (such period from the Effective Date through the Defect Notice Date, the “Due Diligence Period”).

3.2           Access to Transferor Records. Upon reasonable advance notice, the Transferor will make the Transferor Records available to Transferee at the offices of Transferor during Transferor’s normal business hours to the extent the Transferor Records can be provided without unreasonable effort or expense and are not subject to non-disclosure or confidentiality obligations to a third party, so Transferee and its Representatives may conduct, during the Due Diligence Period, at Transferee’s sole risk and expense, on-site inspections of all or any portion of the Transferor Records.

3.3         Access to the Transferor Assets.

(a)          Access.

(1)         To the extent that Transferor may do so as an operator or non-operator of Transferor Assets, Transferor will grant Transferee and its Representatives access to the Transferor Assets upon reasonable prior notice during Transferor’s normal business hours, so Transferee and its Representatives may conduct, during the Due Diligence Period, at Transferee’s sole risk and expense, on-site inspections and an ASTM Phase I environmental review of all or any portion of the Transferor Assets (each, an “Environmental Assessment”). Transferee shall not conduct an ASTM Phase II environmental assessment or any physical sampling, boring, drilling, or other invasive investigation activities without the prior notice and consent of Transferor, which consent Transferor may withhold in its sole and absolute discretion.

(2)          If Transferee or its agents prepares an Environmental Assessment of any Transferor Asset, Transferee agrees to keep such assessment confidential and to furnish final copies thereof to Transferor only upon request; provided, however, that to the extent Transferee reasonably believes based on the advice of legal counsel that disclosure to a Governmental Entity is required for any matter identified by an Environmental Assessment in order for Transferee to comply with Environmental Laws, Transferee may after prior written notice to Transferor containing a brief analysis of why such Transferee disclosure is required by the Environmental Laws, disclose such matter to the Governmental Entity to which notice is required. In connection with any on-site inspections, if any, prior to Closing, Transferee (1) agrees not to interfere with, and will cause its Representatives not to interfere with, the normal operation of the Transferor Assets, (2) agrees to comply with, and will cause its Representatives to comply with, all requirements of the operators of the Transferor Assets (to the extent such requirements are disclosed to Transferee prior to such on-site inspections) and (3) agrees to maintain adequate insurance and to confirm to Transferor that it and its Representatives are adequately insured.

(b)        Indemnity. Except to the extent caused by the gross negligence or willful misconduct of any member of the Transferor Indemnified Parties, Transferee waives, releases and agrees to defend, indemnify, and hold harmless the Transferor Indemnified Parties from and against any and all losses arising out of, resulting from, or relating to the access afforded to Transferee and its Representatives under this Agreement or the activities of Transferee and its Representatives related to such access or any Environmental Assessment; even if such Losses arise out of or result from the active, passive, concurrent, or comparative negligence, strict liability, or other fault or violation of Law of or by a member of the Transferor Indemnified Parties; provided, however, that such indemnity shall not extend to Remediation Costs required as a result of disclosure to a Governmental Entity pursuant to Section 3.3(a)(2).

(c)        Clean-Up. As soon as is reasonably practicable following completion of Transferee’s due diligence, Transferee shall, at its sole cost and expense and without any cost or expense to the Transferor Indemnified Parties (1) repair all damage done to the Transferor Assets in connection with any Environmental Assessment, (2) restore the Transferor Assets to the approximate same or better condition in existence prior to commencement of any Environmental Assessment, and (3) remove all equipment, tools or other property brought onto the Transferor Assets in connection with any Environmental Assessment.

ARTICLE 4

TITLE MATTERS

4.1         Transferor’s Title.

(a)       Defensible Title. The term “Defensible Title” means such ownership of record to the Transferor Leases and Transferor Wells that is deducible from the applicable county, state and federal records such that a reasonably prudent person engaged in the business of the ownership, development and operation of oil and gas leaseholds and properties and having knowledge of all of the facts and their legal bearing would be willing to accept the same, and that, subject to and except for Permitted Encumbrances as defined in Section 4.1(b):

(1)         entitles Transferor to receive a share of the Hydrocarbons produced, saved and marketed from any Transferor Lease or Transferor Well throughout the duration of the productive life of such Transferor Lease or Transferor Well, only insofar as to the specified formation(s) shown on Exhibit A-1, Exhibit A-2, Exhibit B-1, or Exhibit B-2 for such Transferor Lease or Transferor Well, as applicable, and if there are no such specified formation(s), then as to all formations, after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons (a “Net Revenue Interest”), of not less than the Net Revenue Interest share shown in Exhibit A-1 or Exhibit A-2, as applicable for such Transferor, for such Transferor Lease (on an 8/8ths basis), or Exhibit B-1 or Exhibit B-2, as applicable for such Transferor, for such Transferor Well;

(2)         obligates Transferor to bear a percentage of the costs and expenses for the maintenance, development, operation and the production relating to any Transferor Well throughout the productive life of such Transferor Well (“Working Interest”) not greater than the Working Interest shown in Exhibit B-1 or Exhibit B-2, as applicable for such Transferor, from the currently producing formations for such Transferor Well, without increase, except increases to the extent that they are accompanied by a proportionate increase in Transferor’s Net Revenue Interest;

(3)         enables such Transferor Lease to cover the Net Acre interest set forth in Exhibit A-1 or Exhibit A-2, as applicable for such Transferor, only insofar as to the specified formation(s) shown on Exhibit A-1 or Exhibit A-2 for such Transferor Lease, as applicable, and if there are no such specified formation(s), then as to all formations for such Transferor Lease; and

(4)         is free and clear of Liens.

(b)          Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:

(1)         lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interests below those set forth in Exhibit A-1 or Exhibit A-2, as applicable for such Transferor, for such Transferor Lease, or Exhibit B-1 or Exhibit B-2, as applicable for such Transferor, for such Transferor Well, only insofar as to the specified formation(s) shown on Exhibit A-1, Exhibit A-2, Exhibit B-1, or Exhibit B-2 for such Transferor Lease or Transferor Well, as applicable, and if there are no such specified formation(s), then as to all formations;

(2)         statutory Liens for taxes that are not yet due and payable or that are being contested in good faith in the normal course of business;

(3)         all rights to consent by, required notices to, filings with, or other actions by Governmental Entities, in connection with the conveyance of the applicable Transferor Asset if the same are customarily sought after such conveyance;

(4)         rights of reassignment contained in any Transferor Leases, or assignments thereof, providing for reassignment upon the surrender or expiration of any Transferor Leases;

(5)         easements, rights of way, servitudes, permits, surface leases and other rights with respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Transferor Assets or any restriction on access thereto that do not materially interfere with the operation of the affected Transferor Asset;

(6)         the terms and conditions of the Transferor Contracts listed in Exhibit C-1 or Exhibit C-2, as applicable for each Transferor, or any compulsory pooling order of the North Dakota Industrial Commission; provided, however, that the effect of any such items do not cause (i) the Net Revenue Interest to be less than as set forth in Exhibit A-1, Exhibit A-2, Exhibit B-1, or Exhibit B-2 respectively, only insofar as to the specified formation(s) shown on Exhibit A-1, Exhibit A-2, Exhibit B-1, or Exhibit B-2, as applicable, and if there are no such specified formation(s), then as to all formations, for the applicable Transferor Asset, or (ii) the Working Interest to be more than as set forth in in Exhibit B-1 or Exhibit B-2, as applicable, from the currently producing formations;

(7)         materialmen’s, mechanics’, operators’ or other similar Liens arising in the ordinary course of business (i) if such Liens have not been filed pursuant to Law and the time for filing such Liens has expired, (ii) if filed, such Liens have not yet become due and payable or payment is being withheld as provided by Law, or (iii) if their validity is being contested in good faith by appropriate action;

(8)         such Title Defects as Transferee has waived;

(9)         any Liens or encumbrances burdening the Transferor Assets which will be released at or before Closing;

(10)        any defects, irregularities or deficiencies in title to easements, rights-of-way or surface use agreements that do not materially adversely affect the value of any Transferor Asset; and

(11)        all other Liens, contracts, agreements, instruments, obligations, defects and irregularities affecting the Transferor Assets that do not (or would not upon foreclosure or other enforcement) reduce the Net Revenue Interest set forth in Exhibit A-1, Exhibit A-2, Exhibit B-1, or Exhibit B-2 respectively, only insofar as to the specified formation(s) shown on Exhibit A-1, Exhibit A-2, Exhibit B-1, or Exhibit B-2, as applicable, and if there are no such specified formation(s), then as to all formations, nor prevent the receipt of proceeds of production therefrom, nor increase the share of costs above the Working Interest set forth in Exhibit B-1 or Exhibit B-2 respectively, from the currently producing formations, nor materially adversely interfere with or detract from the ownership, operation, value or use of the Transferor Assets.

4.2         Purchase Price Adjustment Procedures.

(a)          Title Defect. The term “Title Defect” means any Lien, obligation (including contract obligation), defect, or other matter (including without limitation a discrepancy in Net Revenue Interest or Working Interest) that causes the Transferor not to have Defensible Title to any Transferor Lease or Transferor Well. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(1)         defects based solely on lack of information in connection with documents filed of record not contained in Transferor’s files;

(2)         defects in the chain of title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Transferee provides clear and convincing evidence that such failure or omission has resulted in another Person’s actual and superior claim of title to the relevant Transferor Asset;

(3)         defects arising out of lack of corporate or other entity authorization unless Transferee provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s actual and superior claim of title to the relevant Transferor Asset;

(4)         defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(5)         Liens created under deeds of trust, mortgages and similar instruments by the lessor under a Transferor Lease covering the lessor’s surface and mineral interests in the land covered thereby which would customarily be accepted in taking oil and gas leases or purchasing undeveloped oil and gas leases and for which the lessee would customarily seek a subordination of such Lien to the oil and gas leasehold estate prior to conducting drilling activities on the Transferor Lease;

(6)         defects based on failure to record a Transferor Lease issued by the Bureau of Land Management or the North Dakota Board of University and School Lands, or any assignments of record title or operating rights in such Transferor Leases, in the real property, conveyance or other records of the county in which such Transferor Lease is located; and

(7)         defects that have been cured by applicable Laws of limitations, prescription or otherwise.

(b)          Notice of Defective Interest. On or before the Defect Notice Date, Transferee may formally advise Transferor in writing of any matters that in Transferee’s reasonable opinion constitute a Title Defect with respect to Transferor’s title to all or any portion of the Transferor Leases and Transferor Wells (“Notice of Defective Interests”). The Notice of Defective Interests shall be in writing and contain the following: (1) a clear, complete and accurate description of the alleged Title Defect(s), (2) the Transferor Leases or Transferor Wells (and the applicable zone(s) therein) affected by the alleged Title Defect(s) (each a “Title Defect Property”), (3) the Transferor Allocated Value of each Transferor Lease or Transferor Well subject to the alleged Title Defect(s), (4) supporting documents reasonably necessary for Transferor (as well as any title attorney or examiner hired by Transferor) to verify the existence of the alleged Title Defect(s), and (5) the amount by which Transferee reasonably believes the Transferor Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Transferee’s belief is based. To give Transferor an opportunity to commence reviewing and curing Title Defects, Transferee agrees to give Transferor written notice of all Title Defects discovered by Transferee at the end of each calendar week during the Due Diligence Period; provided, however, any such written notice may be preliminary in nature and supplemented prior to the Defect Notice Date. Any matters that may otherwise constitute a Title Defect, but of which Transferor has not been notified by Transferee in accordance with this Section 4.2(b) prior to the Defect Notice Date, shall be deemed to have been waived by Transferee.

(c)          Remedies for Title Defects. Subject to (x) Transferor’s continuing right to title Dispute resolution under Section 4.3, (y) the Individual Title Threshold and (z) the Aggregate Title Deductible, in the event that any Title Defect timely asserted by Transferee in accordance with Section 4.2(b) actually exists and is not waived by Transferee or cured on or before Closing, the Transferor shall, with the prior written consent of Transferee, take one of the following options with respect to such Title Defect prior to Closing:

(1)         Transferor may convey the Title Defect Property to Transferee at Closing and reduce the Transferor Purchase Price by the Title Defect Amount and retain the right to cure the Title Defect after Closing;

(2)         Transferor may exclude the Title Defect Property from the transaction and reduce the Transferor Purchase Price by an amount equal to the Transferor Allocated Value of the Title Defect Property; or

(3)         Transferor may convey the Title Defect Property to Transferee at Closing, make no adjustment to the Transferor Purchase Price, and indemnify Transferee against all Losses resulting from such Title Defect, pursuant to the terms and conditions of an indemnification agreement to be agreed to between the Parties.

In the event that the Transferor elects one of the remedies set forth in this Section 4.2(c) as of the Closing but the Transferee does not consent on or before Closing to such election, then the Parties will be deemed to have elected the remedy in Section 4.2(c)(2).

(d)          Title Defect Amount. The “Title Defect Amount” means the amount by which the Transferor Allocated Value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(1)         if Transferee and Transferor agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(2)         if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount of the payment necessary to remove such Title Defect from the Title Defect Property; and

(3)         if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (1) or (2) above, the Title Defect Amount shall be determined by taking into account the following factors: (i) any discrepancy between (A) the Net Revenue Interest or Working Interest for any Title Defect Property and (B) the Net Revenue Interest or Working Interest stated in Exhibit A-1, Exhibit A-2, Exhibit B-1, or Exhibit B-2, respectively; (ii) the Transferor Allocated Value of the Title Defect Property; (iii) the portion of the Title Defect Property affected by the Title Defect; (iv) the legal effect of the Title Defect; (v) the values placed upon the Title Defect by Transferee and Transferor; (vi) any discrepancy between (A) the Net Acre interest covered by a Transferor Lease and (B) the Net Acre interest covered by such Transferor Lease stated in Exhibit A-1 or Exhibit A-2; and (vii) such other reasonable factors as are necessary to make a proper evaluation.

Notwithstanding anything to the contrary in this Agreement, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Transferor Allocated Value of the Title Defect Property.

(e)          Title Threshold and Deductible. Notwithstanding anything to the contrary, (1) in no event shall there be any adjustments to the Transferor Purchase Price or other remedies provided by (i) Transferor for any individual Title Defect, or (ii) Transferee for any individual Title Benefit for which the Title Defect Amount or Title Benefit Amount, as applicable, does not exceed $50,000 (“Individual Title Threshold”); and (2) in no event shall there be any adjustments to the Transferor Purchase Price or other remedies provided by (i) Transferor for any Title Defect that exceeds the Individual Title Threshold or (ii) Transferee for any individual Title Benefit unless the Title Defect Amounts of all such Title Defects or Title Benefit Amounts of all such Title Benefits, in the aggregate, excluding any Title Defects cured by Transferor (with respect to Title Defects), exceeds a deductible in an amount equal to 2.5% of the Transferor Purchase Price (the “Aggregate Title Deductible”), after which point Transferor or Transferee shall be entitled to adjustments to the Transferor Purchase Price or other remedies only with respect to such Title Defects or Title Benefits, as applicable, in excess of such Aggregate Title Deductible.

(f)          Transferor’s Right to Cure.

(1)         Transferor shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time prior to Closing any Title Defects of which it has been advised by Transferee.

(2)         Subject to the provisions of this Article 4, if there is a reduction in the Transferor Purchase Price pursuant to Section 4.2(c), then Transferor shall retain the right but not the obligation for 180 days after the Closing Date to attempt to cure any such Title Defects at Transferor’s sole cost. If Transferor cures any such Title Defect to Transferee’s reasonable satisfaction, then Transferee shall promptly pay Transferor the Title Defect Amount with respect to the Title Defect that is so cured.

(g)          Title Benefits. The term “Title Benefit” means any right, circumstance, or condition that operates to increase:

(1)         the Transferor’s Net Revenue Interest in any Transferor Lease or Transferor Well throughout the duration of the productive life of such Transferor Lease or Transferor Well, only insofar as to the specified formation(s) shown on Exhibit A-1, Exhibit A-2, Exhibit B-1, or Exhibit B-2 for such Transferor Lease or Transferor Well, as applicable, and if there are no such specified formation(s), then as to all formations, above the Net Revenue Interest share shown in Exhibit A-1 or Exhibit A-2, as applicable for such Transferor, for such Transferor Lease (on an 8/8ths basis), or Exhibit B-1 or Exhibit B-2, as applicable for such Transferor, for such Transferor Well, to the extent the same does not cause a greater than proportionate increase in Transferor’s Working Interest; or

(2)         the Transferor’s Net Acres in each such Transferor Lease above the Net Acres set forth in Exhibit A-1 or Exhibit A-2, as applicable for such Transferor, only insofar as to the specified formation(s) shown on Exhibit A-1 or Exhibit A-2 for such Transferor Lease, as applicable, and if there are no such specified formation(s), then as to all formations for such Transferor Lease.

(h)          Title Benefit Notice. If Transferor or Transferee discovers any Title Benefit, then such Party may (but shall have no obligation to, other than with respect to any Title Benefit discovered by Transferee, with respect to which Transferee shall be obligated to) deliver to the other Party, prior to the Defect Notice Date, a notice with respect to such Title Benefit. The notice must be in writing and be asserted in good faith and include (1) a description of the Title Benefit, (2) the Transferor Leases and/or Transferor Wells affected by the Title Benefit, (3) the Transferor Allocated Values of the Transferor Leases and/or Transferor Wells subject to such Title Benefit, and (4) the amount by which Transferor or Transferee, as applicable, reasonably believes the Transferor Allocated Value of those Transferor Leases and/or Transferor Wells is increased by the Title Benefit, and the computations and information upon which such Party’s belief is based.

(i)          Title Benefit Amount. The amount by which the Transferor Allocated Value of any Transferor Lease or Transferor Well is increased as a result of the existence of a Title Benefit with respect thereto is the “Title Benefit Amount.” The Title Benefit Amount shall be determined in accordance with the same methodology, terms, and conditions for determining the Title Defect Amount.

4.3           Title Dispute Resolution. The Parties shall resolve Disputes concerning the following matters pursuant to this Section 4.3: (a) the existence and scope of a Title Defect, Title Benefit, Title Defect Amount, or Title Benefit Amount, (b) the Title Defect Amount or Title Benefit Amount of that portion of the Transferor Asset affected by a Title Defect or Title Benefit, respectively, and (c) the adequacy of Transferor’s Title Defect curative materials and Transferee’s reasonable satisfaction thereof (the “Title Disputed Matters”). The Parties agree to attempt to initially resolve all Disputes through good faith negotiations. If the Parties cannot resolve the Title Disputed Matters on or before Closing, then (y) with respect to all Title Defects subject to a Title Disputed Matter, the Transferor Purchase Price shall be reduced by the Allocated Value of the affected Transferor Asset and the Title Defect Property shall not be conveyed at Closing, and (z) with respect to all Title Benefits subject to a Title Disputed Matter, the Transferor Purchase Price shall not be adjusted at Closing but the Title Defect Property shall be conveyed at Closing, and, at Closing, Transferee shall pay the Title Escrow Amount to the Escrow Agent to be held as part of the Escrow Amount. The term “Title Escrow Amount” means (I) with respect to all Title Defects subject to a Title Disputed Matter, the Allocated Value of the affected Transferor Asset, and (II) with respect to all Title Benefits subject to a Title Disputed Matter, the Title Benefit Amount associated with such Title Benefit. Further, the Title Disputed Matters will be finally determined by binding arbitration before an independent arbitrator appointed by the Parties, who shall be an oil and gas title attorney licensed in North Dakota with a minimum of 10 years’ experience with title issues affecting the types of properties which are the subject of the Title Disputed Matters. The arbitrator shall employ such independent attorneys, petroleum engineers and/or other consultants as deemed necessary. On or before thirty (30) days after Closing, Transferee and Transferor shall present their respective positions in writing to the arbitrator, together with such evidence as each Party deems appropriate. The arbitrator shall be instructed to resolve the Dispute through a final decision within twenty (20) days after submission of the matters in Dispute and the final decision may be reflected in the Final Settlement Statement. Upon final resolution of any Title Disputed Matters with respect to any Title Defects that are subject to such Title Disputed Matters, the Parties shall make the election of remedies under Section 4.2(c) and take such further actions as are necessary to carry out such election including executing the Liberty Assignment or Emerald Assignment, as applicable, and delivering joint written instructions to the Escrow Agent directing the distribution of the Title Escrow Amount. Upon final resolution of any Title Disputed Matters with respect to any Title Benefits that are subject to such Title Disputed Matters, the Parties shall take such further actions as are necessary to carry out the arbitrator’s decision including executing the Liberty Assignment or Emerald Assignment, as applicable, and delivering joint written instructions to the Escrow Agent directing the distribution of the Title Escrow Amount. All of Transferor’s covenants under Article 8 will apply to the Title Defect Property until such time as the Parties have taken such actions as are required based on the arbitrator’s decision.

4.4           Preferential Rights and Consents Except for Permitted Encumbrances, all preferential rights to purchase and consents to assign relating to the Assets are listed on Schedule 4.4. The remedies set forth in this Section 4.4 are the exclusive remedies under this Agreement for consents to assign and preferential rights to purchase that are disclosed on Schedule 4.4 or are discovered prior to Closing. A Transferor Asset affected by a Material Consent or preferential right to purchase that is outstanding at Closing shall be referred to as an “Affected Asset”.

(a)          Consents. Promptly after the date hereof, Transferor shall use commercially reasonable efforts to send notices to those Persons necessary to request all consents to assignment of the Assets. If prior to Closing, Transferor fails to obtain a consent to assign that would invalidate the conveyance of the Asset affected by the consent to assign or materially affect the value or use of the Asset (a “Material Consent”) and the failure to obtain such Material Consent has not been waived by Transferee, then Transferor shall retain the Affected Asset and the Transferor Purchase Price shall be reduced by the Transferor Allocated Value of the Affected Asset. If such Material Consent has been obtained as of the Final Settlement Date, Transferor shall convey the Affected Asset to Transferee effective as of the Effective Time and Transferee shall pay Transferor the Transferor Allocated Value of the Affected Asset in accordance with the terms and conditions of this Agreement. If such Material Consent has not been obtained as of the Final Settlement Date, the Affected Asset shall be permanently excluded from the sale and the Transferor Purchase Price shall be deemed to be permanently reduced by an amount equal to the Transferor Allocated Value of the Affected Asset. Transferee shall reasonably cooperate with Transferor in obtaining any Material Consent, including providing assurances of reasonable financial conditions, but Transferee shall not be required to expend funds or make any other type of financial commitments as a condition of obtaining such Material Consent.

(b)          Preferential Purchase Rights.  Transferor shall use commercially reasonable efforts to give notices required in connection with preferential purchase rights prior to Closing.  If any preferential right to purchase any portion of the Assets is exercised prior to the Closing Date, then the Affected Assets shall be excluded from the sale and the Transferor Purchase Price shall be adjusted downward by an amount equal to the Transferor Allocated Value of such Affected Assets.  If by Closing, either (1) the time frame for the exercise of a preferential purchase right has not expired and Transferor has not received notice of an intent not to exercise or a waiver of the preferential purchase right, or (2) a third Person exercises its preferential right to purchase, but the time frame for consummation of the preferential purchase right has not expired prior to the Closing, then Transferor shall retain the Affected Assets and the Transferor Purchase Price shall be adjusted downward by an amount equal to the Transferor Allocated Value of such Affected Assets.  As to any Affected Assets retained by Transferor hereunder, following Closing if a preferential right to purchase is not consummated by the Final Settlement Date, then the Affected Asset shall be permanently excluded from the sale, and the Transferor Purchase Price shall be deemed to be permanently reduced by an amount equal to the Transferor Allocated Value of the Affected Asset, provided, however, that with respect to any Affected Assets retained by Transferor hereunder, if a preferential right to purchase is not consummated within the time frame specified in the preferential purchase right following Closing and before the Final Settlement Date, or if the time frame for exercise of the preferential purchase right expires without exercise after the Closing and before the Final Settlement Date, then Transferor shall promptly convey the Affected Assets to Transferee, effective as of the Effective Time, and Transferee shall pay the Transferor Allocated Value thereof pursuant to the terms of this Agreement.

ARTICLE 5

ENVIRONMENtAL MATTERS

5.1           Exclusive Remedy. This Article V shall be the exclusive right and remedy of Transferor with respect to the existence of any Condition or Transferee’s failure to comply with Environmental Laws with respect to the Transferor Assets.

5.2           Environmental Defect Notice. On or before the Defect Notice Date, Transferee may formally advise Transferor in writing of any matters that in Transferee’s reasonable opinion constitute an Environmental Defect (“Environmental Defect Notice”). The Environmental Defect Notice shall be in writing and contain the following: (a) a clear, complete and accurate description of the alleged Environmental Defect(s), (b) the Transferor Assets affected by the alleged Environmental Defect(s) (each an “Environmental Defect Property”), (c) the Transferor Allocated Value of each Environmental Defect Property, (d) supporting documents reasonably necessary for Transferor (as well as any consultant hired by Transferor) to verify the existence of the alleged Environmental Defect(s), and (e) an estimate of Remediation Costs and the amount by which Transferee reasonably believes the Transferor Allocated Value of each Environmental Defect Property is reduced by the alleged Environmental Defect(s) and the computations and information upon which Transferee’s belief is based.

5.3           Remedies for Environmental Defects. Subject to (x) Transferor’s continuing right to environmental Dispute resolution under Section 5.5, (y) the Individual Environmental Threshold as defined in Section 5.4 and (z) the Aggregate Environmental Deductible as defined in Section 5.4, in the event that any Environmental Defect timely asserted by Transferee in accordance with Section 5.2 actually exists and is not waived by Transferee or cured on or before Closing, the Transferor shall, with the prior written consent of Transferee, take one of the following options with respect to such Environmental Defect prior to Closing:

(a)          Transferor may convey the Environmental Defect Property to Transferee at Closing and reduce the Transferor Purchase Price by the Remediation Costs of the Environmental Defect Property;

(b)          Transferor may exclude the Environmental Defect Property from the transaction and reduce the Transferor Purchase Price by an amount equal to the Transferor Allocated Value of the Environmental Defect Property; or

(c)          Transferor may convey the Environmental Defect Property to Transferee at Closing, make no adjustment to the Transferor Purchase Price, and indemnify Transferee against all Losses resulting from such Environmental Defect, pursuant to the terms and conditions of an indemnification agreement to be agreed to between the Parties.

In the event that the Transferor elects one of the remedies set forth in this Section 5.3 as of the Closing but the Transferee does not consent on or before Closing to such election, then the Parties will be deemed to have elected the remedy in Section 5.3(b).

5.4           Environmental Threshold; Deductible. Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Transferor Purchase Price or other remedies provided by Transferor for any individual Environmental Defect for which the Remediation Costs does not exceed $50,000 (“Individual Environmental Threshold”); and (b) in no event shall there be any adjustments to the Transferor Purchase Price or other remedies provided by Transferor for any Environmental Defect that exceeds the Individual Environmental Threshold unless the Remediation Costs of all Environmental Defects, in the aggregate, excluding any Environmental Defects cured by Transferor, exceed a deductible in an amount equal to 2.5% of the Transferor Purchase Price (the “Aggregate Environmental Deductible”), after which point Transferee shall be entitled to adjustments to the Transferor Purchase Price or other remedies only with respect to such Remediation Costs in excess of such Aggregate Environmental Deductible.

5.5           Environmental Dispute Resolution. The Parties shall resolve Disputes concerning the following matters pursuant to this Section 5.5: (a) the existence and scope of an Environmental Defect or the Remediation Costs, (b) the Remediation Costs of that portion of the Transferor Asset affected by an Environmental Defect and (c) the adequacy of Transferor’s cure of an Environmental Defect and Transferee’s reasonable satisfaction thereof (the “Environmental Disputed Matters”). The Parties agree to attempt to initially resolve all Disputes through good faith negotiations. If the Parties cannot resolve the Environmental Disputed Matters on or before Closing, then the Purchase Price shall be reduced by the Allocated Value of such Environmental Defect Property (such amount, the “Environmental Escrow Amount”), such Environmental Defect Property shall not be conveyed at Closing, and, at Closing, Transferee shall pay such Environmental Escrow Amount to the Escrow Agent as part of the Escrow Amount. The Environmental Disputed Matters will be finally determined by binding arbitration before an independent arbitrator appointed by the Parties, provided that the independent arbitrator shall be qualified by education, knowledge of, and experience with environmental defects affecting the types of properties which are subject to or relate to the disputed Environmental Defect or Environmental Disputed Matters. The arbitrator shall employ such independent attorneys and/or other consultants as the arbitrator deems necessary, with the costs of such employment to be shared equally by the Transferor and Transferee. On or before thirty (30) days after Closing, Transferor and Transferee shall present their respective positions in writing to the arbitrator, together with such evidence as each Party deems appropriate. The arbitrator shall be instructed to resolve the Dispute through a final decision within twenty (20) days after submission of the matters in dispute, and the final decision may be reflected in the Final Settlement Statement. Upon final resolution of any Environmental Disputed Matters with respect to any Environmental Defects that are subject to such Environmental Disputed Matters, the Parties shall make the election of remedies under Section 5.3 and take such further actions as are necessary to carry out such election including executing the Liberty Assignment or Emerald Assignment, as applicable, and delivering joint written instructions to the Escrow Agent directing the distribution of the Environmental Escrow Amount. All of Transferor’s covenants under Article 8 will apply to the Environmental Defect Property until such time as the Parties have taken such actions as are required based on the arbitrator’s decision.

5.6         Transfer of Burgundy Wellbore Interests.

(a)          Notwithstanding any other provision of this Agreement, Emerald shall retain ownership, and shall not convey the Ron Burgundy 3-23-14H well identified on Exhibit A-1 together with (1) all associated facilities and equipment and (2) the applicable Leases in the unit for such well only insofar as such Leases cover the wellbore of such Well (such assets, properties, and wellbore interest in the Leases are, collectively, the “Burgundy Wellbore Interests”) to Liberty, and the Liberty Assumed Obligations shall not include any Obligations arising from or related to the Burgundy Wellbore Interests (the “Burgundy Liabilities”), unless and until the conditions set forth in this Section 5.6 are satisfied.

(b)          On or prior to the Final Settlement Date, Emerald shall take all action necessary and appropriate to Remediate the Burgundy Wellbore Interests to the extent required to comply with Environmental Laws and industry standards generally followed in the upstream oil extraction business in the Bakken formation. Emerald shall manage, supervise and administer the Remediation in accordance with industry standards generally followed in the upstream oil extraction business in the Bakken formation, and applicable Environmental Laws, including applicable regulations of the North Dakota Industrial Commission (“NDIC”), and Emerald shall provide Liberty prompt advance notice of the status, and intended plan, of the Remediation, and shall provide Liberty prompt notice of any notice from or discussions with the NDIC or any other Governmental Entity concerning the Remediation.

(c)          On or prior to the Final Settlement Date, Emerald shall obtain, at its sole cost and expense, a comprehensive waiver, release and settlement of claims in a form satisfactory to Liberty in its reasonable discretion, from each Person that owns surface rights on or adjacent to the Burgundy Wellbore Interests (each, a “Landowner Release”).

(d)          All expenses related to, arising from or incurred in connection with the Remediation or the Landowner Releases (collectively, the “Burgundy Remediation Costs”) shall be borne Emerald. Liberty shall not be required to pay or incur any cost or make any other type of financial or operational commitment in connection with the obligations of Emerald under this Section 5.6.

(e)          If the Remediation is completed and the Landowner Releases are delivered on or prior to the Final Settlement Date, in each case, to the satisfaction of Liberty in its reasonable discretion (provided that Liberty shall not be permitted to assert it is dissatisfied with the completion of the Remediation if Liberty has received verbal or written notice from the NDIC and the North Dakota Department of Health, to the extent each such agency asserts jurisdiction over the Remediation, that the Burgundy Well is in compliance with applicable Environmental Laws and that no further action is required), then (1) Emerald shall convey to Liberty the Burgundy Wellbore Interests in exchange for the payment by Liberty of the Burgundy Property Expenses, and (2) Liberty shall assume the Burgundy Liabilities, including Environmental Liabilities associated with the Burgundy Wellbore Interests (but not including the payment of any Burgundy Remediation Costs).

(f)          If the Remediation is not completed or the Landowner Releases are not delivered on or prior to the Final Settlement Date, then unless Liberty delivers written notice electing to acquire the Burgundy Wellbore Interests within ten (10) days following the Final Settlement Date, the Burgundy Wellbore Interests shall be permanently excluded from the Emerald Assets acquired pursuant to this Agreement.

(g)          In no event shall any expenses incurred by Emerald be counted toward the Aggregate Environmental Deductible for purposes of Section 5.4.

ARTICLE 6

LIBERTY’S REPRESENTATIONS AND WARRANTIES

Except as set forth in the schedule delivered to Emerald prior to the execution of this Agreement setting forth specific exceptions to Liberty’s representations and warranties set forth in this Agreement (each section of which qualifies the correspondingly numbered representation and warranty by Liberty) (the “Liberty Disclosed Materials”), Liberty represents and warrants to Emerald as of the date hereof and as of the Closing Date as follows:

6.1           Organization and Standing. Each of Liberty Resources, Liberty Management and Liberty Bakken is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to carry on its business in such other jurisdictions as may be necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

6.2           Power. Liberty has all requisite limited liability company power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations hereunder. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, violate, or be in conflict with, any material provision of Liberty’s governing documents, or any judgment, decree, order, statute, rule or regulation applicable to Liberty.

6.3           Authorization and Enforceability. Assuming the due authorization, execution and delivery by Emerald, this Agreement constitutes Liberty’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

6.4           Liability for Brokers’ Fees. Liberty has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Emerald shall have any responsibility whatsoever.

6.5           Litigation. Except as provided on Schedule 6.5, there are no actions, suits or proceedings pending or, to the Knowledge of Liberty, threatened, against Liberty (with respect to the Liberty Assets) or any of the Liberty Assets, in any court or by or before any Governmental Entity that would have a Material Adverse Effect on Liberty (with respect to the Liberty Assets) or the Liberty Assets or impair Liberty’s ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by Liberty under this Agreement.

6.6           Material Agreements. Except for the Leases, Exhibit D-1 includes the following types of contracts (the “Liberty Material Agreements”) by which any of the Liberty Assets are bound as of the date hereof: (a) any agreement with any Affiliate of Liberty; (b) any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Liberty’s interest in the Liberty Assets or for the purchase, processing or transportation of any Hydrocarbons, in each case that is not cancelable without penalty or other payment on not more than ninety (90) days prior written notice; (c) any agreement of or binding upon Liberty to sell, lease, farmout, or otherwise dispose of any interest in any of the Liberty Assets after the date hereof, other than nonconsent penalties for nonparticipation in operations under operating agreements, conventional rights of reassignment arising in connection with Liberty’s surrender or release of any of the Liberty Assets; (d) any Tax partnership agreement of or binding upon Liberty affecting any of the Liberty Assets; and (e) any agreement that creates any area of mutual interest or similar provision with respect to the Liberty Assets. To Liberty’s Knowledge, Liberty is not (and to Liberty’s Knowledge, no other Person is) in material default (or with the giving of notice or the lapse of time or both, would not be in default) under any Liberty Material Agreement except as disclosed on Exhibit D-1. Prior to execution of this Agreement, Liberty has provided Emerald or made available to Emerald, true, correct and complete copies of the Liberty Material Agreements. To Liberty’s Knowledge, the Liberty Material Agreements are in full force and effect in accordance with their terms, are valid and binding obligations of Liberty, and to Liberty’s Knowledge, are enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar Laws affecting creditor’s rights generally and by equitable principles.

6.7           Capital Projects. Except as described on Schedule 6.7 (“Liberty Capital Expenditures”), (i) Liberty has incurred no expenses, and has made no commitments to make expenditures in connection with the ownership or operation of the Liberty Assets after the Effective Time (other than with respect to routine operations performed in the ordinary course of operating the existing Wells), which expenditures are, individually or in the aggregate, estimated to exceed five hundred thousand dollars ($500,000), net to Liberty’s interest, and (ii) no contractual obligations, proposals or authorities for expenditures are currently outstanding (whether made by Liberty or by any other party) to drill additional wells, or to deepen, plug back, rework any Well, to abandon any Well, or to conduct any other operation on the Liberty Assets for which the estimated cost exceeds five hundred thousand dollars ($500,000), net to Liberty’s interest.

6.8           Taxes. All material Taxes pertaining to the Liberty Assets based on or measured by Liberty’s ownership of the Liberty Assets for all taxable periods prior to the taxable period in which this Agreement is executed that were required to be paid prior to the Effective Time have been paid. All income Taxes pertaining to Liberty’s ownership of the Liberty Assets that, if unpaid, could give rise to a Lien or other claim against any of the Liberty Assets have been properly paid. Liberty has not received written notice of any pending claim against or audit of Liberty from any taxing authority for the assessment of any material Tax pertaining to the Liberty Assets that, if unpaid, could give rise to a Lien or other claim against any of the Liberty Assets.

6.9           Audits. Except as provided on Schedule 6.9, there are no audits currently being conducted by Liberty of the joint account under any operating agreements related to the Liberty Assets nor are there any such audits of Liberty currently underway.

6.10         Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other Governmental Entity outstanding against Liberty related to the Liberty Assets.

6.11         Compliance with Law And Government Authorizations. To Liberty’s Knowledge, the Liberty Assets are being operated in compliance with all applicable Laws except for such noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect. Notwithstanding the foregoing, this Section 6.11 does not relate to Taxes or Environmental Laws, which are addressed in Section 6.8 and Article V, respectively.

6.12         Lease Status/Rentals/Royalties. To Liberty’s Knowledge, all rentals, royalties and operating expenses payable with respect to the Liberty Assets prior to the Effective Time, have been duly and properly paid in all material respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. To Liberty’s Knowledge, there are no currently pending requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Leases, to the extent that non-compliance with the forgoing would have a Material Adverse Effect on any of the Assets.

6.13         Well Status. Except as set forth in Schedule 6.13, to the Knowledge of Liberty, there are no wells located on the Liberty Assets that: (a) Liberty is obligated by Law or contract to currently plug and abandon; or (b) to the extent plugged and abandoned, have not been plugged in accordance with applicable material requirements of each Governmental Entity having jurisdiction over the Liberty Assets.

6.14         Calls on Production. Except as set forth on Schedule 6.14, Liberty has not (i)  received any material advance, “take-or-pay” or other similar payments under production sales contracts that entitle the purchasers to “make up” or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefore or (ii)  taken or received any amount of Hydrocarbons under any gas balancing agreements or any similar arrangements not accounted for in a purchase price adjustment that permit any Person thereafter to receive any portion of the interest of Liberty to “balance” any disproportionate allocation of Hydrocarbons. Except as set forth on Schedule 6.14, no Hydrocarbons attributable to the Liberty Assets are subject to a sales contract (other than contracts terminable on no more than thirty (30) days’ notice or in accordance with rights of termination by non-operators under the applicable joint operating agreement) and no Person has any call upon, option to purchase or similar rights with respect to the production from the Liberty Assets; production from the Liberty Assets is not bound by any gas dedications or subject to any monetary or in kind through-put fees or charges in connection with gathering or transportation; and the Liberty Assets are not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, securities, foreign exchange rates or interest rates that will continue after Closing. To Liberty’s Knowledge, proceeds from the sale of oil, condensate, and gas from the Liberty Assets are being received by Liberty, as applicable, in a timely manner and are not being held in suspense for any reason.

6.15         Imbalances. There are no well or pipeline imbalances affecting the Liberty Assets.

6.16         No Other Representations or Warranties; Disclosed Materials. Except for the representations and warranties contained in this Article 6 (as qualified by the Liberty Disclosed Materials), neither Liberty nor any other Person makes (and Emerald is not relying upon) any other express or implied representation or warranty with respect to Liberty (including the value, condition or use of any Liberty Asset) or the transactions contemplated by this Agreement, and Liberty disclaims any other representations or warranties not contained in this Article 6, whether made by Liberty, any Affiliate of Liberty or any of their respective officers, directors, managers, employees or agents. The disclosure of any matter or item in the Liberty Disclosed Materials shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect

6.17         Disclaimer. EXCEPT AS EXPRESSLY WARRANTED, REPRESENTED OR COVENANTED OTHERWISE IN THIS AGREEMENT OR IN THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND WITHOUT LIMITING IN ANY RESPECT EMERALD INDEMNIFIED PARTIES’ RIGHTS TO DEFENSE AND INDEMNIFICATION UNDER ARTICLE 14, LIBERTY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) LIBERTY’S TITLE TO ANY OF THE LIBERTY ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE LIBERTY ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE LIBERTY ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE LIBERTY ASSETS OR FUTURE REVENUES GENERATED BY THE LIBERTY ASSETS, (V) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE LIBERTY ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE LIBERTY ASSETS, OR (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO EMERALD OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND EXCEPT AS STATED IN THIS AGREEMENT, FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE LIBERTY ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT EMERALD SHALL BE DEEMED TO BE OBTAINING THE LIBERTY ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT EMERALD HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS EMERALD DEEMS APPROPRIATE.

6.18       Liberty’s Evaluation.

(a)          Review. Liberty is an experienced and knowledgeable investor in the oil and gas industry or is an owner of oil, gas and mineral properties and is aware of its risks. Liberty has been afforded the opportunity to examine the Records and materials made available to it by Emerald in Emerald’s offices with respect to the Emerald Assets. Liberty acknowledges that Emerald has not made any representations or warranties as to the Records or otherwise except as expressly and specifically provided herein and that Liberty may not rely on any of Emerald’s estimates with respect to reserves, the value of the Emerald Assets, projections as to future events or other internal analyses or forward looking statements.

(b)          Independent Evaluation. In entering into this Agreement, Liberty acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including without limitation its own estimate and appraisal of the extent and value of the Hydrocarbon reserves of the Emerald Assets.

ARTICLE 7

EMERALD’S REPRESENTATIONS AND WARRANTIES

Except as set forth in the schedule delivered to Liberty prior to the execution of this Agreement setting forth specific exceptions to Emerald’s representations and warranties set forth in this Agreement (each section of which qualifies the correspondingly numbered representation and warranty by Emerald)(the “Emerald Disclosed Materials”), Emerald represents and warrants to Liberty as of the date hereof and as of the Closing Date as follows:

7.1           Organization and Standing. Emerald Oil is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, (ii) Emerald WB is a limited liability company duly organized, validly existing and in good standing under the Laws of Colorado, and (iii) each of Emerald Oil and Emerald WB is duly qualified to carry on its business in such other jurisdictions as may be necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

7.2           Power. Emerald has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations hereunder. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of Emerald’s governing documents, or, to Emerald’s Knowledge, any judgment, decree, order, statute, rule or regulation applicable to Emerald.

7.3           Authorization and Enforceability. Assuming the due authorization, execution and delivery by Liberty, this Agreement constitutes Emerald’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

7.4           Liability for Brokers’ Fees. Emerald has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Liberty shall have any responsibility whatsoever.

7.5           Litigation. Except as provided on Schedule 7.5, there are no actions, suits, or proceedings pending or, to Emerald’s Knowledge, threatened against Emerald (with respect to the Emerald Assets) or any of the Emerald Assets, in any court or by or before any Governmental Entity that would have a Material Adverse Effect on Emerald (with respect to the Emerald Assets) or the Emerald Assets or impair Emerald’s ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by Emerald under this Agreement.

7.6           Financial Resources. Emerald has the financial resources available to consummate the transactions contemplated by this Agreement and to pay the Closing Amount and any and all fees and expenses incurred by Emerald in connection with the transactions contemplated by this Agreement.

7.7           Material Agreements. Except for the Leases, Exhibit D-2 includes the following types of contracts (the “Emerald Material Agreements”) by which any of the Emerald Assets are bound as of the date hereof: (a) any agreement with any Affiliate of Emerald; (b) any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Emerald’s interest in the Emerald Assets or for the purchase, processing or transportation of any Hydrocarbons, in each case that is not cancelable without penalty or other payment on not more than ninety (90) days prior written notice, (c) any agreement of or binding upon Emerald to sell, lease, farmout, or otherwise dispose of any interest in any of the Emerald Assets after the date hereof, other than nonconsent penalties for nonparticipation in operations under operating agreements, conventional rights of reassignment arising in connection with Emerald’s surrender or release of any of the Emerald Assets; (d) any Tax partnership agreement of or binding upon Emerald affecting any of the Emerald Assets; and (e) any agreement that creates any area of mutual interest or similar provision with respect to the Emerald Assets. To Emerald’s Knowledge, Emerald is not (and to Emerald’s Knowledge, no other Person is) in material default (or with the giving of notice or the lapse of time or both, would not be in default) under any Emerald Material Agreement except as disclosed on Exhibit D-2. Prior to execution of this Agreement, Emerald has provided Liberty or made available to Liberty, true, correct and complete copies of the Emerald Material Agreements. To Emerald’s Knowledge, the Emerald Material Agreements are in full force and effect in accordance with their terms, are valid and binding obligations of Emerald, and to Emerald’s Knowledge, are enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar Laws affecting creditor’s rights generally and by equitable principles.

7.8           Capital Projects. Except as described on Schedule 7.8 (“Emerald Capital Expenditures”), (i) Emerald has incurred no expenses, and has made no commitments to make expenditures in connection with the ownership or operation of the Emerald Assets after the Effective Time (other than with respect to routine operations performed in the ordinary course of operating the existing Wells), which expenditures are, individually, or in the aggregate, estimated to cost exceeds five hundred thousand dollars ($500,000), net to Emerald’s interest, and (ii) no contractual obligations, proposals or authorities for expenditures are currently outstanding (whether made by Emerald or by any other party) to drill additional wells, or to deepen, plug back, rework any Well, to abandon any Well, or to conduct any other operation on the Emerald Assets for which the estimated cost exceeds five hundred thousand dollars ($500,000), net to Emerald’s interest.

7.9           Taxes. All material Taxes pertaining to the Emerald Assets based on or measured by Emerald’s ownership of the Emerald Assets for all taxable periods prior to the taxable period in which this Agreement is executed that were required to be paid prior to the Effective Time have been paid. All income Taxes pertaining to Emerald’s ownership of the Emerald Assets that, if unpaid, could give rise to a Lien or other claim against any of the Emerald Assets have been properly paid. Emerald has not received written notice of any pending claim against or audit of Emerald from any taxing authority for the assessment of any material Tax pertaining to the Emerald Assets that, if unpaid, could give rise to a Lien or other claim against any of the Emerald Assets.

7.10         Audits. Except as provided on Schedule 7.10, there are no audits currently being conducted by Emerald of the joint account under any operating agreements related to the Emerald Assets nor are there any such audits of Emerald currently underway.

7.11         Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other Governmental Entity outstanding against Emerald related to the Emerald Assets.

7.12         Compliance with Law And Government Authorizations. To Emerald’s Knowledge, the Emerald Assets are being operated in compliance with all applicable Laws except for such noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect. Notwithstanding the foregoing, this Section 7.12 does not relate to Taxes or Environmental Laws, which are addressed in Section 7.9 and Article V, respectively.

7.13         Lease Status/Rentals/Royalties. To Emerald’s Knowledge, all rentals, royalties and operating expenses payable with respect to the Emerald Assets prior to the Effective Time, have been duly and properly paid in all material respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. To Emerald’s Knowledge, there are no currently pending requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Leases, to the extent that non-compliance with the forgoing would have a Material Adverse Effect on any of the Emerald Assets.

7.14         Well Status. Except as set forth in Schedule 7.14, to the Knowledge of Emerald, there are no wells located on the Emerald Assets that: (a) Emerald is obligated by Law or contract to currently plug and abandon; or (b) to the extent plugged and abandoned, have not been plugged in accordance with applicable material requirements of each Governmental Entity having jurisdiction over the Emerald Assets.

7.15         Calls on Production. Except as set forth on Schedule 7.15, Emerald has not (i)  received any material advance, “take-or-pay” or other similar payments under production sales contracts that entitle the purchasers to “make up” or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefore or (ii)  taken or received any amount of Hydrocarbons under any gas balancing agreements or any similar arrangements not accounted for in a purchase price adjustment that permit any Person thereafter to receive any portion of the interest of Emerald to “balance” any disproportionate allocation of Hydrocarbons. Except as set forth on Schedule 7.15, no Hydrocarbons attributable to the Emerald Assets are subject to a sales contract (other than contracts terminable on no more than thirty (30) days’ notice or in accordance with rights of termination by non-operators under the applicable joint operating agreement) and no Person has any call upon, option to purchase or similar rights with respect to the production from the Emerald Assets; production from the Emerald Assets is not bound by any gas dedications or subject to any monetary or in kind through-put fees or charges in connection with gathering or transportation; and the Emerald Assets are not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, securities, foreign exchange rates or interest rates that will continue after Closing. To Emerald’s Knowledge, proceeds from the sale of oil, condensate, and gas from the Emerald Assets are being received by Emerald, as applicable, in a timely manner and are not being held in suspense for any reason.

7.16         Imbalances. There are no well or pipeline imbalances affecting the Emerald Assets.

7.17         No Other Representations or Warranties; Disclosed Materials. Except for the representations and warranties contained in this Article 7 (as qualified by the Emerald Disclosed Materials), neither Emerald nor any other Person makes (and Liberty is not relying upon) any other express or implied representation or warranty with respect to Emerald (including the value, condition or use of any Emerald Asset) or the transactions contemplated by this Agreement, and Emerald disclaims any other representations or warranties not contained in this Article 7, whether made by Emerald, any Affiliate of Emerald or any of their respective officers, directors, managers, employees or agents. Except for the representations and warranties contained in this Article 7 (as qualified by the Emerald Disclosed Materials), Emerald disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Liberty or any of its Affiliates or any of its officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to Liberty by any director, officer, employee, agent, consultant or representative of Emerald or any of its Affiliates). The disclosure of any matter or item in the Emerald Disclosed Materials shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect.

7.18         Disclaimer. EXCEPT AS EXPRESSLY WARRANTED, REPRESENTED OR COVENANTED OTHERWISE IN THIS AGREEMENT OR IN THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND WITHOUT LIMITING IN ANY RESPECT LIBERTY INDEMNIFIED PARTIES’ RIGHTS TO DEFENSE AND INDEMNIFICATION UNDER ARTICLE 14, EMERALD EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) EMERALD’S TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE EMERALD ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE EMERALD ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE EMERALD ASSETS OR FUTURE REVENUES GENERATED BY THE EMERALD ASSETS, (V) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE EMERALD ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE EMERALD ASSETS, OR (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO LIBERTY OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND EXCEPT AS STATED IN THIS AGREEMENT, FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE EMERALD ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT LIBERTY SHALL BE DEEMED TO BE OBTAINING THE EMERALD ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT LIBERTY HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS LIBERTY DEEMS APPROPRIATE.

7.19       Emerald’s Evaluation.

(a)          Review. Emerald is an experienced and knowledgeable investor in the oil and gas industry or is an owner of oil, gas and mineral properties and is aware of its risks. Emerald has been afforded the opportunity to examine the Records and materials made available to it by Liberty in Liberty’s offices with respect to the Liberty Assets. Emerald acknowledges that Liberty has not made any representations or warranties as to the Records or otherwise except as expressly and specifically provided herein and that Emerald may not rely on any of Liberty’s estimates with respect to reserves, the value of the Liberty Assets, projections as to future events or other internal analyses or forward looking statements.

(b)          Independent Evaluation. In entering into this Agreement, Emerald acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including without limitation its own estimate and appraisal of the extent and value of the Hydrocarbon reserves of the Liberty Assets.

ARTICLE 8
COVENANTS AND AGREEMENTS

8.1         Covenants and Agreements of Transferor. Transferor covenants and agrees with Transferee as follows:

(a)          Operations Prior to Closing. Except as otherwise consented to in writing by Transferee or provided in this Agreement, from the date of execution of this Agreement to the Closing Date, where Transferor is the operator, Transferor will operate the Assets or cause the Assets to be operated in a manner consistent in all material respects with past practice. From the date of execution of this Agreement to the Closing Date, Transferor shall pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with such operations. Transferor will notify Transferee of capital expenditures anticipated to cost in excess of two hundred fifty thousand dollars ($250,000) per operation, net to Transferor’s interest, conducted on the Assets, exclusive of the Capital Projects listed on Schedule 6.7. All costs and expenses incurred by the Parties with respect to the Capital Projects will be apportioned between the Parties as of the Effective Time, with Transferee assuming all post-Effective Time costs and expenses and Transferor retaining all pre-Effective Time costs and expenses.

(b)          Restriction on Operations. Subject to Section 8.1(a) and except as otherwise provided in this Section 8.1(b), unless Transferor obtains the prior written consent of Transferee to act otherwise, which consent shall not be unreasonably withheld, conditioned or delayed, Transferor will use commercially reasonable efforts within the constraints of the applicable operating agreements and other applicable agreements not to: (i) abandon any part of the Assets (except in the ordinary course of business, Leases that have terminated in the ordinary course of business based upon the expiration of their primary terms, or Leases that are no longer capable of production in paying quantities); (ii) except for the Capital Projects listed on Schedule 6.7 and operations consistent with the existing drilling plan attached hereto as Schedule 8.1(b), approve any operations on the Assets anticipated in any instance to cost more than two hundred fifty thousand dollars ($250,000) per activity, net to Transferor’s interest (excepting emergency operations required under presently existing contractual obligations, ongoing commitments under existing AFEs and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order all of which shall be deemed to be approved, provided Transferor immediately notifies Transferee of any emergency operation or operation to avoid monetary penalty or forfeiture excepted herein); or (iii) convey or dispose of any part of the Assets (other than replacement of equipment or sale of Hydrocarbons produced from the Assets in the ordinary course of business).

(c)          Consents. For the purposes of obtaining the written consents for AFEs required in this Section 8.1, Liberty designates the following contact person: Paul Vitek, and Emerald designates the following contact person Ryan Smith, in each case, at the address and telephone number for Transferee set forth in Section 15.3. Such consents may be obtained in writing by overnight courier or given by .pdf or facsimile transmission.

(d)          Notices of Claims. Transferor shall promptly notify Transferee, if, between the date of execution of this Agreement and the Closing Date, Transferor receives verbal or written notice of any claim, suit, action or other proceeding or verbal or written notice of any material default under any Material Agreement affecting the Assets.

(e)          Notices of Changes in Unit Sizes. Transferor shall promptly notify Transferee, if, between the date of execution of this Agreement and the Closing Date, Transferor receives verbal or written notice of any purported change in drilling and spacing units, tract allocation, or other changes in pool or unit participation occurring by a Person other than the Transferor;

(f)          Suspense Accounts. Prior to Closing, Transferor will provide to Transferee (a) information regarding all of Transferor’s accounts holding moneys in suspense together with a written explanation (as contained in Transferor’s files) of why such moneys are held in suspense or other information identifying the proper disposition of such moneys and (b) Transferor’s division of interest and all supporting documentation regarding those royalty owners and working interest owners in the Leases for whom Transferor disburses proceeds of production. After Closing, Transferee shall be solely responsible for the proper distribution of such moneys held in suspense to the party or parties which or who are entitled to receive payment of the same, and hereby agrees to indemnify, defend and hold Transferor harmless from any Claims therefor.

8.2          Covenants and Agreements of Transferee. Transferee covenants and agrees with Transferor that Transferee shall use all reasonable efforts to assure that as of the Closing Date it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the transactions contemplated hereby.

8.3          Covenants and Agreements of the Parties.

(a)          Communication Between the Parties Regarding Breach. If Transferee or Transferor acquires Knowledge during its due diligence that leads either Party to believe that the other Party has materially breached a representation or warranty under this Agreement, the non-breaching Party shall inform the alleged breaching Party in writing of such potential breach as soon as possible, but in any event, at or prior to Closing.

(b)          Casualty Loss. Prior to Closing, if a portion of the Assets is destroyed by fire or other casualty or if a portion of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”), Transferee shall not be obligated to purchase such Asset. If Transferee declines to purchase such Asset, the Purchase Price shall be reduced by the Allocated Value of such Asset. If Transferee elects to purchase such Asset, the Purchase Price shall be reduced by the estimated cost to repair such Asset (with equipment of similar utility), less all insurance proceeds which shall be payable to Transferee, up to the Allocated Value thereof (the reduction being the “Net Casualty Loss”). Transferor, at its sole option, may elect to cure such Casualty Loss and, in such event, Transferor shall be entitled to all insurance proceeds. If Transferor elects to cure such Casualty Loss, Transferor may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any real property with real property of similar nature and kind if such property is acceptable to Transferee in its sole discretion. If Transferor elects to cure the Casualty Loss, Transferee shall purchase the affected Asset at Closing for the Allocated Value thereof.

(c)          Cooperation and Good Faith. Upon the terms and subject to the conditions set forth in this Agreement, Transferee and Transferor will use their respective reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions, including using reasonable efforts to: (i) cause the conditions set forth in Article 10 to be satisfied and (ii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, however, that the foregoing provisions of this Section 8.3(d) will not require (y) any Party to perform, satisfy or discharge any obligations of any other Party under this Agreement or otherwise or (z) Transferor or Transferee to pay any money or other consideration or grant forbearances to any third party in order to perform, satisfy or discharge any of its obligations under this Agreement.

(d)          Successor Operator. Promptly after Closing, Transferor shall send notices (in form mutually agreed to by Transferee) to co-owners, if any, of those Assets that Transferor currently operates stating that Liberty Management (in the case of Liberty) and Emerald WB (in the case of Emerald), is resigning as operator, effective upon the Closing Date, and providing notice that Transferee or one of its Affiliates shall become (or to the extent governed by an operating agreement or similar agreement, recommending that Transferee be elected) successor operator for the Assets operated by Transferor. Transferor makes no representations or warranties to Transferee as to the transferability of operatorship of any Assets which Transferor currently operates. Rights and obligations associated with operatorship of the Assets may be governed by operating agreements or similar agreements and will be decided in accordance with the terms of such agreements.

ARTICLE 9

TAX MATTERS

9.1           Production Tax Liability. Subject to the treatment of ad valorem Taxes provided below, all Production Taxes shall be allocated between Transferor and Transferee as of the Effective Time for all taxable periods that include the Effective Time. All Production Taxes that are not ad valorem taxes shall be allocated to Transferor to the extent they relate to production prior to the Effective Time and to Transferee to the extent they relate to production on or after the Effective Time. No liability for Production Taxes shall duplicate an adjustment to the Liberty Assets Preliminary Adjusted Purchase Price or the Emerald Assets Preliminary Adjusted Purchase Price, as applicable, made pursuant to Section 2.4. Ad valorem Taxes for each assessment period shall be allocated to Transferor based on the percentage of the assessment period occurring before the Effective Time and to Transferee based on the percentage of the assessment period occurring on or after the Effective Time. Each Party shall promptly furnish to the other copies of any Production Tax assessments and statements (or invoices therefor from the operator of the applicable Assets) received by it to the extent such assessment, statement, or invoice relates to a Production Tax allocable to the other Party under this Section. Each Party shall timely pay all Production Taxes subject to allocation under this Section and shall furnish to the other Party evidence of such payment. The Parties shall estimate all Taxes (excluding Transferor’s income, franchise, or margin Taxes) attributable to the ownership or operation of the Assets to the extent they relate to the period on and after the Effective Time and through the date hereof and all Transfer Taxes and incorporate such estimates into the Preliminary Settlement Statement. The actual amounts (to the extent the actual amounts differ from the estimates included in the Preliminary Settlement Statement and are known at the time of the Final Settlement Statement) shall be accounted for in the Final Settlement Statement. If the actual amounts are not known at the time of the Final Settlement Statement, the amounts shall be re-estimated based on the best information available at the time of the Final Settlement Statement. When the actual amounts are known, Emerald and Liberty shall make such payments to the other (if any) as are necessary to effect the allocation of Taxes described in this Section 9.1.

9.2           Transfer Taxes. All sales, use or other Taxes (other than Taxes on gross income, net income or gross receipts) and duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement (“Transfer Taxes”) shall be the responsibility of, and shall be paid by, Emerald provided that, in the event that Liberty pays any Transfer Tax, Emerald shall promptly reimburse Liberty for such payment (without duplication to any adjustment to the Liberty Assets Purchase Price or the Emerald Assets Purchase Price, as applicable). The Parties shall reasonably cooperate in taking steps that would minimize or eliminate any Transfer Taxes.

9.3           Tax Reports and Returns. For Tax periods in which the Effective Time occurs, Transferor agrees to forward to Transferee within five (5) days of receipt copies of any Tax reports and returns received or filed by Transferor after Closing and provide Transferee with any information Transferor has that is reasonably necessary for Transferee to file any required Tax Return related to the Assets. Transferee agrees to file all Tax Returns and reports applicable to the Assets that Transferee is required to file after the Closing and, subject to the provisions of Section 9.1, to pay all required Production Taxes payable with respect to the Assets.

9.4           Tax Cooperation. The Parties shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes relating to or in connection with the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of such records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE 10

CONDITIONS PRECEDENT TO CLOSING

10.1       Liberty’s Conditions. The obligations of Liberty to consummate the transactions contemplated in this Agreement are subject, to the satisfaction (or waiver in writing by Liberty) at or prior to the Closing of the following conditions precedent:

(a)          All representations and warranties of Emerald contained in this Agreement will be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date).

(b)          Emerald shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Emerald at or prior to the Closing.

(c)          No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be in effect.

(d)          All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement will have been filed, occurred, or been obtained.

10.2        Emerald’s Conditions. The obligations of Emerald at the Closing are subject, at the option of Emerald, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)          All representations and warranties of Liberty contained in this Agreement will be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date).

(b)          Liberty shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Liberty at or prior to the Closing.

(c)          No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be in effect.

(d)          All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement will have been filed, occurred, or been obtained.

ARTICLE 11

RIGHT OF TERMINATION

11.1       Termination. This Agreement may be terminated in accordance with the following provisions:

(a)          by mutual consent of Liberty and Emerald; or

(b)          by Liberty or Emerald if the Closing has not occurred on or before October 15, 2014 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to the Party requesting termination if the Closing has failed to occur because of such Party’s breach of representation, warranty or covenant;

(c)          by Liberty or Emerald, if the sum of (i) the Title Defect Amounts and (ii) the Remediation Costs with respect to the Liberty Assets exceeds 15% of the Liberty Assets Purchase Price;

(d)          by Liberty or Emerald, if the sum of (i) the Title Defect Amounts and (ii) the Remediation Costs with respect to the Emerald Assets exceeds 15% of the Emerald Assets Purchase Price.

11.2       Liabilities Upon Termination.

(a)          Liberty’s Default. If Closing does not occur because of Liberty’s failure to act in good faith toward the consummation of the transaction, Emerald shall be entitled to, in its sole discretion, require that Liberty return the Exclusivity Payment as its sole remedy for Liberty’s failure.

(b)          Other Termination; Specific Performance. If Closing does not occur because either Party has breached any representation, warranty or covenant set forth in this Agreement, and such breach has caused a failure of any condition in Section 10.1 or 10.2 to be satisfied, each Party shall be entitled to pursue any and all other rights and remedies to which such Party may be entitled at law or in equity, including without limitation the remedy of specific performance.

ARTICLE 12

CLOSING

12.1         Date of Closing. Subject to the satisfaction of the conditions to Closing set forth in Article 10, the “Closing” of the transactions contemplated hereby shall be held on September 2, 2014, or a later date prior to the Termination Date agreed to by Emerald and Liberty. The date the Closing actually occurs is called the “Closing Date.”

12.2         Place of Closing. Subject to the satisfaction of the conditions to Closing set forth in Article 10, the Closing shall be held at the offices of Davis Graham & Stubbs LLP at 9:00 a.m. Denver, Colorado time or at such other time and place as Emerald and Liberty may agree in writing.

12.3         Closing Obligations. Subject to the satisfaction of the conditions to Closing set forth in Article 10, at Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)          Liberty shall execute, acknowledge and deliver to Emerald (i) an Assignment, Bill of Sale and Conveyance of Liberty Assets effective as of the Effective Time substantially in the form of Exhibit E-1 (the “Liberty Assignment”) with a special warranty of title by, through and under Liberty but not otherwise and with no warranties, express or implied, as to the personal property, fixtures or condition of the Liberty Assets which are conveyed “as is, where is”; (ii) such other assignments, bills of sale, certificates of title, or deeds necessary to transfer the Liberty Assets to Emerald including, without limitation, federal and state forms of assignment; and (iii) an Assignment and Assumption Agreement in the form attached as Exhibit F-1 under which Emerald assigns and Liberty assumes Emerald’s interest in the Contracts in accordance with the terms of this Agreement;

(b)          Emerald shall execute, acknowledge and deliver to Liberty (i) an Assignment, Bill of Sale and Conveyance of Emerald Assets effective as of the Effective Time substantially in the form of Exhibit E-2 (the “Emerald Assignment”)with a special warranty of title by, through and under Emerald but not otherwise and with no warranties, express or implied, as to the personal property, fixtures or condition of the Emerald Assets which are conveyed “as is, where is”; (ii) such other assignments, bills of sale, certificates of title, or deeds necessary to transfer the Emerald Assets to Liberty including, without limitation, federal and state forms of assignment; and (iii) an Assignment and Assumption Agreement in the form attached as Exhibit F-2 under which Liberty assigns and Emerald assumes Liberty’s interest in the Contracts in accordance with the terms of this Agreement;

(c)          Liberty and Emerald shall each deliver a certificate duly executed by an officer thereof confirming that the closing conditions set forth in Sections 10.1(a) and (b) and 10.2(a) and (b), respectively, have been satisfied;

(d)          Liberty and Emerald shall execute and deliver the Preliminary Settlement Statement;

(e)          Emerald shall cause the Closing Amount to be paid by wire transfer of immediately available funds;

(f)          Each Party shall execute, acknowledge and deliver transfer orders or letters in lieu thereof notifying all purchasers of production of the change in ownership of the Assets and directing all purchasers of production to make payment to Emerald or Liberty, as applicable, of proceeds attributable to production from the Assets;

(g)          Each Party shall execute and deliver to the other Party an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code in the form of Exhibit G;

(h)          Each Party shall deliver, or cause to be delivered to the other Party, a recordable form of release of any pledges, mortgages, financing statements, fixture filings and security agreements, if any, affecting the Assets; and

(i)          Liberty and Emerald shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 13

POST-CLOSING OBLIGATIONS

13.1       Post-Closing Adjustments.

(a)          Final Settlement Statements. As soon as practicable after the Closing, but in no event later than ninety (90) days after Closing, Liberty, with the assistance of Emerald’s staff and with access to such records as necessary, will cause to be prepared and delivered to Emerald, in accordance with customary industry accounting practices, (i) the final settlement statement (the “Final Settlement Statement”) setting forth each adjustment to the Liberty Assets Preliminary Adjusted Purchase Price and the Emerald Assets Preliminary Adjusted Purchase Price, respectively, in accordance with Section 2.4 and showing the calculation of such adjustments and the resulting final purchase price (the “Final Net Purchase Price”). As soon as practicable after receipt of the Final Settlement Statement but in no event later than on or before forty-five (45) days after receipt of such statement, Emerald shall deliver to Liberty a written report containing any changes that Emerald proposes to make to the Final Settlement Statement. Emerald’s failure to deliver to Liberty a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Emerald of the Final Settlement Statement as submitted by Liberty. The Parties shall engage in good faith efforts to agree with respect to the changes proposed by Emerald, if any, no later than forty-five (45) days after Emerald’s delivery to Liberty of its proposed changes to the Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Net Purchase Price is established shall be herein called the “Final Settlement Date.” If the Final Net Purchase Price is more than the Closing Amount, Emerald shall pay to Liberty the amount of such difference by wire transfer of immediately available funds no later than five (5) days after the Final Settlement Date. If the Final Net Purchase Price is less than the Closing Amount, Liberty shall pay the amount of such difference to Emerald by wire transfer in immediately available funds no later than five (5) days after the Final Settlement Date.

(b)          Dispute Resolution. If the Parties are unable to resolve a dispute as to the Final Purchase Price within sixty (60) days after Emerald’s receipt of Liberty’s proposed Final Settlement Statement, the Parties shall submit the dispute to binding arbitration to be conducted in accordance with the provisions of Section 15.13.

13.2         Records. Transferor shall make the Records available for pick up by Transferee at Closing to the extent possible, but in any event, within thirty (30) days after Closing. Transferor may retain copies of the Records and Transferor shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Transferee retains the Records. Transferee agrees that the Records will be maintained in compliance with all applicable Laws governing document retention.

13.3         Further Assurances. From time to time after Closing, each Party shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement.

13.4         Successor Operator. Promptly after Closing, Transferor shall send notices (in form mutually agreed to by Transferee) to co-owners, if any, of those Assets that Transferor currently operates stating that Transferor is resigning as operator, effective upon the Closing Date, and providing notice that Transferee shall become (or to the extent governed by an operating agreement or similar agreement, recommending that Transferee be elected) successor operator for the Assets operated by Transferor. Transferor makes no representations or warranties to Transferee as to the transferability of operatorship of any Assets which Transferor currently operates. Rights and obligations associated with operatorship of the Assets may be governed by operating agreements or similar agreements and will be decided in accordance with the terms of such agreements.

ARTICLE 14

INDEMNIFICATION

14.1         Emerald’s Assumption of Liabilities and Obligations Upon Closing, Emerald shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations (“Obligations”) accruing or relating to the following, but not including the Retained Obligations: (a) ownership and operation of the Liberty Assets after the Effective Time including owning, developing, exploring, operating or maintaining the Liberty Assets or the producing, transporting and marketing of Hydrocarbons from the Liberty Assets, the payment of Property Expenses, the make-up and balancing obligations for overproduction of gas from the Wells, and all liability for royalty and overriding royalty payments and Production Taxes (allocated in accordance with Article 9) made with respect to the Liberty Assets; and (b) all Environmental Liabilities accruing or relating to the ownership or operation of the Liberty Assets, whether accruing before or after the Effective Time except to the extent that Liberty elects to indemnify Emerald against such Environmental Liabilities pursuant to Section 5.3 (subsections (a) and (b) of this Section 14.1, collectively, the “Emerald Assumed Liabilities”).

14.2         Liberty’s Assumption of Liabilities and Obligations. Upon Closing, Liberty shall assume and pay, perform, fulfill and discharge all Obligations accruing or relating to the following, but not including the Retained Obligations: (a) ownership and operation of the Emerald Assets after the Effective Time including owning, developing, exploring, operating or maintaining the Emerald Assets or the producing, transporting and marketing of Hydrocarbons from the Emerald Assets, the payment of Property Expenses, the make-up and balancing obligations for overproduction of gas from the Wells, and all liability for royalty and overriding royalty payments and Production Taxes (allocated in accordance with Article 9) made with respect to the Emerald Assets; and (b) all Environmental Liabilities accruing or relating to the ownership or operation of the Emerald Assets, whether accruing before or after the Effective Time (except to the extent that Emerald elects to indemnify Liberty against such Environmental Liabilities pursuant to Section 5.3 (subsections (a) and (b) of this Section 14.2, collectively, the “Liberty Assumed Liabilities”); provided that the Liberty Assumed Liabilities shall not include the Burgundy Liabilities unless and until the conditions set forth in Section 5.6 are satisfied and the Burgundy Wellbore Interests are conveyed to Liberty.

14.3         Retained Obligations. Other than with respect to the Emerald Assumed Liabilities and the Liberty Assumed Liabilities, the treatment of which is set forth in Sections 14.1 and 14.2, each Party shall retain and shall pay, perform, fulfill and discharge all Obligations accruing or relating to the following (the “Retained Obligations”): (a) the ownership and operation of such Party’s Assets prior to the Effective Time including owning, developing, exploring, operating or maintaining such Assets or producing, transporting and marketing Hydrocarbons from such Assets, the payment of Property Expenses, the make-up and balancing obligations for overproduction of gas from the Wells, all liability for royalty and overriding royalty payments and Production Taxes (allocated in accordance with Article 11) made with respect thereto, (b) offsite disposal of Hazardous Materials by Transferor or its Affiliates prior to the Closing Date, and (c) with respect to Emerald, the Burgundy Liabilities, unless and until the conditions set forth in Section 5.6 are satisfied and the Burgundy Wellbore Interests are conveyed to Liberty.

14.4         Indemnification. After the Closing, Emerald and Liberty shall indemnify each other as follows:

(a)          Liberty’s Indemnification. Liberty shall defend, indemnify and save and hold harmless Emerald and its Affiliates and their respective members, managers, shareholders, officers, directors, employees and agents (the “Emerald Indemnified Parties”), from and against all Losses which arise directly or indirectly from or in connection with (i) the Liberty Assumed Liabilities, (ii) any breach by Liberty of any of Liberty’s representations and warranties contained in this Agreement or in the certificate delivered pursuant to Section 12.3, or (iii) any breach of Liberty’s covenants or agreements contained in this Agreement.

(b)          Emerald’s Indemnification. Emerald shall defend, indemnify and save and hold harmless Liberty and its Affiliates and their respective members, managers, shareholders, officers, directors, employees and agents (the “Liberty Indemnified Parties”), from and against all Losses which arise directly or indirectly from or in connection with (i) the Emerald Assumed Liabilities, (ii) any breach by Emerald of any of Emerald’s representations and warranties contained in this Agreement or in the certificate delivered pursuant to Section 12.3, or (iii) any breach of Emerald’s covenants or agreements contained in this Agreement.

(c)          Limitations on Indemnity. Notwithstanding anything to the contrary set forth herein, each of Liberty and Emerald shall have no liability for indemnification hereunder or for any Losses pursuant to Section 14.4(a)(ii) or (b)(ii), as applicable, until the total of all Losses with respect to such matters exceed (i) with respect to Liberty’s obligations under Section 14.4(a)(ii), 2% of the Liberty Assets Purchase Price, and (ii) with respect to Emerald’s obligations under Section 14.4(b)(ii), 2% of the Emerald Assets Purchase Price (as to each of (i) and (ii), the “Deductible”), after which point the Emerald Indemnified Parties or the Liberty Indemnified Parties, as applicable, shall be entitled to indemnification only in excess of the Deductible. The aggregate liability of Liberty or Emerald, as applicable for indemnification pursuant to Section 14.4(a)(ii) or (b)(ii), as applicable, with respect to Losses suffered by the Emerald Indemnified Parties or the Liberty Indemnified Parties, as applicable shall not exceed (I) with respect to Liberty’s obligations under Section 14.4(a)(ii), 10% of the Liberty Assets Purchase Price, and (ii) with respect to Emerald’s obligations under Section 14.4(b)(ii), 10% of the Emerald Assets Purchase Price (as to each of (I) and (II), the “Cap”). Notwithstanding the foregoing, the Deductible and the Cap will not apply to a breach of the Fundamental Representations.

(d)          Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, the Parties’ sole and exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement is set forth in this Section 14.4, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by Law; provided however, that each Party shall retain the right to seek injunctive or other equitable relief, including specific performance for breaches of this Agreement. Except as set forth in the preceding sentence, upon Closing, each Party releases, remises, and forever discharges the other Party from any and all suits, legal or administrative proceedings, claims, demands, damages, Losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to, or arising out of this Agreement or such Party’s ownership, use, or operation of the Assets, or the condition, quality, status, or nature of the Assets, INCLUDING RIGHTS TO CONTRIBUTION OR COST RECOVERY UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY THE OTHER PARTY OR ANY OF ITS AFFILIATES, even if caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any released person, invitee, or third Person, and whether or not caused by a preexisting condition.

(e)          EACH PARTY CONFIRMS THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND EACH PARTY ACKNOWLEDGES THAT THIS NO RELIANCE CONFIRMATION IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S WILLINGNESS TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY.

14.5         Procedure. The indemnifications contained in Section 14.4 shall be implemented as follows:

(a)          Claim Notice. The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which, to be effective, must be delivered prior to the end of the Survival Period applicable under Section 14.6 to the representation or warranty that is the subject of such Claim Notice and must state: (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. Unless, within sixty days of receipt of a Claim Notice, the Indemnifying Party provides written notice to the Indemnified Party that it contests the Losses identified in such Claim Notice, the Indemnifying Party shall, subject to the other terms of this Section 14.5, pay to the Indemnified Party the amount of the Losses related to such indemnification claim or the uncontested portion thereof. If the Indemnifying Party objects to a Claim Notice on the basis that it lacks sufficient information, it shall promptly request from the Indemnified Party any specific additional information reasonably necessary for it to assess such indemnification claim, and the Indemnified Party shall provide the additional information reasonably requested. Upon receipt of such additional information, the Indemnifying Party shall notify the Indemnified Party of any withdrawal or modification of the objection. All disputed indemnification claims shall be resolved by Emerald and Liberty in accordance with either (A) a mutual agreement between Emerald and Liberty, which shall be memorialized in writing, or (B) final arbitration in accordance with Section 15.13.

(b)          Information. Promptly after the Indemnified Party receives notice of a claim or legal action by a third party that may result in a Loss for which indemnification may be sought under this Article 14 (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within sixty (60) days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter. In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article 14 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense with the Indemnifying Party’s consent which shall not be unreasonably withheld. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim. If the Indemnifying Party is entitled to, and does, assume the defense of any such Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Claim).

14.6         Survival of Warranties, Representations and Covenants. All representations and warranties contained in Articles 3 and 4 of this Agreement shall survive the Closing and remain in full force and effect until 5:00 p.m., Denver, Colorado time, on the date that is six (6) months after the date hereof, at which time they shall terminate, except that those representations and warranties set forth in Sections 6.1 (Status), 6.2 (Power) and 6.3 (Authorization and Enforceability) made by Liberty, and Sections 7.1 (Organization and Standing), 7.2 (Power) and 7.3 (Authorization and Enforceability) made by Emerald (those representations made by Liberty and Emerald, collectively the “Fundamental Representations”), will survive indefinitely (the applicable period, being referred to herein as the “Survival Period”). The covenants and performance obligations contained in this Agreement that contemplate performance after the Closing shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms. Both Parties acknowledge that the limitations on survival in this Section 14.6 are a contractual statute of limitations that limits such Party’s ability to make a claim against the other Party that such Party may otherwise have available under Law.

14.7         Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Emerald or Liberty may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.

14.8         Reductions in Losses. The amount of any Losses for which an Indemnified Person is entitled to indemnity under this Article 14 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Losses (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its insurance captive or other Affiliate), and by the amount of any net Tax benefit actually realized by either Party as a result of the events giving rise to the Losses in question.

14.9         Waiver. Neither Party shall have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement for any breach, misrepresentation, or noncompliance with respect to any representation, warranty, covenant, indemnity, or obligation if such breach, misrepresentation, or noncompliance shall have been waived by the other Party, or if the other Party had knowledge of the relevant facts at or before Closing.

ARTICLE 15

MISCELLANEOUS

15.1         Exhibits and Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

15.2         Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Emerald or Liberty in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

15.3         Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by facsimile transmission, when received, (iii) if mailed, five (5) Business Days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, one (1) Business Day after sending. All notices shall be addressed as follows:

If to Liberty:

Liberty Resources LLC
1200 17th Street, Suite 2050
Denver, CO 80202
Attn: Paul Vitek
Telephone: (303) 749-5714
Fax: (303) 749-5759

With a copy to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO 80202
Attn: Brian Boonstra
Telephone: (303) 892-7334
Fax: (303) 893-1379

If to Emerald:

Emerald Oil, Inc.
1600 Broadway, Suite 1360
Denver, CO 80202
Attn: Ryan Smith
Telephone: 303-595-5600

With a copy to:

Husch Blackwell LLP
1700 Lincoln, Suite 4700
Denver, CO 80203
Attn: James Muchmore
Telephone: 303-749-7264
Fax: 303-749-7272

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

15.4         Amendments. This Agreement may not be amended except by an instrument expressly modifying this Agreement signed by each of the Parties. Except for waivers specifically provided for in this Agreement, no waiver by either Party of any breach of any provision of this Agreement shall be binding unless made expressly in writing. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless expressly so provided. Delay in the exercise, or non-exercise, of any such right is not a waiver of that right.

15.5         Assignment. Neither Party shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties hereunder without the written consent of the other Party.

15.6         Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

15.7         Counterparts/Fax Signatures. This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic image scan transmission in .pdf format shall be deemed to be their original signatures for all purposes. Any Party that delivers an executed counterpart signature page by facsimile or by electronic scan transmission in .pdf format shall promptly thereafter deliver a manually executed counterpart signature page to each of the other Parties; provided, however, that the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

15.8         Governing Law. This Agreement and the transactions contemplated hereby and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the Laws of the State of Colorado, without regards to conflicts of Laws principles.

15.9         Entire Agreement. This Agreement constitutes the entire understanding among the Parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter, including the Term Sheet.

15.10         Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns. Notwithstanding anything to the contrary herein, this Agreement is not a binding agreement between the Parties hereto unless and until this Agreement is duly executed in writing by representatives of the Parties and delivered by the Parties.

15.11         No Third-Party Beneficiaries. This Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns

15.12         No Vicarious Liability. Emerald and Liberty shall not, and shall cause the Emerald Indemnified Parties and the Liberty Indemnified Parties not to, assert or threaten any claim or other method of recovery, in contract, in tort or under statute, against any Person other than Liberty or Emerald. Liberty and Emerald, as applicable shall be liable for all attorneys’ fees and court costs arising from a breach of this Section 15.12.

15.13      Dispute Resolution and Arbitration. All Disputes between the Parties related to this Agreement shall be resolved by arbitration, pursuant to the following procedures:

(a)          The parties to any arbitration pursuant to this Section 15.13 shall select an arbitrator or arbitrators as follows:

(1)         Each side to such arbitration shall each select a single, independent arbitrator within ten (10) days after written demand for such arbitration by any Party. The two (2) arbitrators selected by the respective sides shall, in turn, select the third neutral and independent arbitrator. For any Dispute concerning Section 9.4 (with respect to the preparation of Tax Returns and the payment of Taxes), each of the three (3) arbitrators shall be a tax accountant with a minimum of ten years’ experience with the types of Taxes in question.

(b)          The arbitration shall be governed by Colorado Law but the specific procedure to be followed shall be determined by the arbitrator(s). It is the intent of the Parties that the arbitration be conducted as efficiently and inexpensively as possible, with only limited discovery as determined by the arbitrator without regard to the discovery permitted under the Colorado or Federal Rules of Civil Procedure.

(c)          The arbitration proceeding shall be held in the City and County of Denver, Colorado, and a hearing shall be held no later than sixty (60) days after submission of the matter to arbitration, and a written decision shall be rendered by the arbitrators within thirty (30) days of the hearing.

(d)          At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitrator shall consider any evidence and testimony that he or she determines to be relevant, in accordance with procedures that it determines to be appropriate.

(e)          Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made.

(f)          The costs incurred in employing the arbitrators, including the arbitrators’ retention of any independent qualified experts, shall be borne 50% by Liberty and 50% by Emerald.

(g)          The arbitrator’s award may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.

(h)          IN ENTERING INTO THIS AGREEMENT, THE PARTIES ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO A TRIAL BY JURY.

15.14      Publicity. Neither Emerald or Liberty nor any of their respective Affiliates or representatives shall issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement without the prior consultation of the other Party, except as may be required by applicable Law, and each Party shall use its reasonable efforts to provide copies of such release or other announcement to the other Party hereto, and give due consideration to such comments as each such other Party may have, prior to such release or other announcement.

15.15         Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. Should any provision of this Agreement be or become invalid or unenforceable as a whole or in part, this Agreement shall be reformed to come closest to the original intent and purposes of the parties hereto.

15.16         Liberty Resources Guaranty. Liberty Resources hereby irrevocably and unconditionally guarantees the full and prompt payment and performance of all obligations of Liberty to pay any amounts and perform any obligations under this Agreement prior to or concurrent with the Closing when and if such payment as performance obligations become due and payable prior to or concurrent with the Closing in accordance with the terms of the Agreement. Liberty Resources acknowledges that valuable consideration supports this guaranty and that it executed this guaranty as an inducement to Emerald to enter into this Agreement and consummate the transactions contemplated herein on the terms and subject to the conditions contained herein.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

LIBERTY RESOURCES MANAGEMENT COMPANY, LLC

By:	/s/ Christopher A Wright
Name:	Christopher A Wright
Title:	CEO

LIBERTY RESOURCES BAKKEN OPERATING LLC

By:	/s/ Christopher A Wright
Name:	Christopher A Wright
Title:	CEO

EMERALD OIL, INC.

By:	/s/ McAndrew A. Rudisill
Name:	McAndrew A. Rudisill
Title:	CEO and President

EMERALD WB, LLC

By:	/s/ McAndrew A. Rudisill
Name:	McAndrew A. Rudisill
Title:	CEO

Executing this Agreement solely with
respect to Section 15.16 hereof:

LIBERTY RESOURCES II, LLC

By:	/s/ Christopher A Wright
Name:	Christopher A Wright
Title:	CEO

[Signature Page – Purchase and Sale Agreement]